===============================================================================

                          OFFICE OF THRIFT SUPERVISION

                             Washington, D.C. 20552

                                    FORM 10-Q

(Mark One)
[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended                   December 31, 1996
                               ------------------------------------------------

                                      OR

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                        to
                               ----------------------    ----------------------

Docket No. 3088

                  GLENDALE FEDERAL BANK, FEDERAL SAVINGS BANK
            (Exact name of registrant as specified in its charter)

        United States of America                       95-0775407
      (State or other jurisdiction                 (I.R.S. Employer
    of incorporation or organization)           Identification Number)


414 North Central Avenue, Glendale, California           91203
   (Address of principal executive offices)            (Zip Code)


                                (818) 500-2000
             (Registrant's telephone number, including area code)

                                Not Applicable
            (Former name, former address, and former fiscal year,
                        if changed since last report.)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing
requirements for the past 90 days.            Yes  X     No
                                                  ---       ---

The number of shares of issuer's $1.00 par value common stock outstanding as of December 31, 1996 was 49,808,780.

===============================================================================

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES


                                     INDEX


                                                                            PAGE
                                                                            ----
PART I.  FINANCIAL INFORMATION

     ITEM 1.  FINANCIAL STATEMENTS (UNAUDITED)

              DECEMBER 31, 1996 AND JUNE 30, 1996..........................   1

              CONSOLIDATED STATEMENTS OF OPERATIONS -
              THREE AND SIX MONTHS ENDED DECEMBER 31, 1996 AND 1995........   2

              CONSOLIDATED STATEMENTS OF CASH FLOWS -
              SIX MONTHS ENDED DECEMBER 31, 1996 AND 1995..................   3

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS...................   5

     ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS.........................   7


PART II.  OTHER INFORMATION

     ITEM 1.  LEGAL PROCEEDINGS............................................  25

     ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS..........  26

     ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K.............................  26

                        PART I - FINANCIAL INFORMATION

Item 1.  Financial Statements (unaudited)

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                   (dollars in thousands except share data)

                                                                                             December 31,          June 30,
                                                                                                 1996                1996
                                                                                             -----------          -----------
                ASSETS
   Cash and amounts due from banks                                                           $   147,314         $   153,608
   Federal funds sold and securities purchased under resale agreements                           501,000             433,000
   Other debt securities held to maturity, at amortized cost
      (fair value: $6,990 at December 31, 1996 and $18,921 at June 30, 1996)                       6,990              18,877
   Other debt and equity securities available for sale, at fair value                              7,914                   -
   Mortgage-backed securities held to maturity, net (fair value:
      $1,267,235 at December 31, 1996 and $1,351,344 at June 30, 1996)                         1,257,888           1,356,235
   Mortgage-backed securities available for sale, at fair value                                1,081,961             884,555
   Loans receivable, net of allowance for loan losses of $173,965 at
      December 31, 1996 and $186,756 at June 30, 1996                                         11,114,666          10,694,594
   Loans held for sale, at lower of cost or market                                                15,323              33,315
   Real estate held for sale or investment                                                        11,492              12,072
   Real estate acquired in settlement of loans                                                    68,750              78,249
   Interest receivable                                                                            94,194              89,237
   Investment in capital stock of Federal Home Loan Bank, at cost                                251,900             192,842
   Premises and equipment, at cost, less accumulated depreciation                                127,196             126,368
   Mortgage servicing rights                                                                     159,434              93,970
   Capitalized servicing fees receivable                                                          29,229              33,429
   Goodwill and other intangible assets, less accumulated amortization                            56,642              59,216
   Other assets                                                                                  196,299             196,997
                                                                                             -----------         -----------
                                                                                             $15,128,192         $14,456,564
                                                                                             ===========         ===========

         LIABILITIES AND STOCKHOLDERS' EQUITY

   Liabilities:
      Deposits                                                                               $ 8,779,981         $ 8,723,976
      Securities sold under agreements to repurchase                                             149,804             758,050
      Borrowings from the Federal Home Loan Bank                                               5,038,000           3,838,000
      Other borrowings                                                                            10,594              10,599
      Other liabilities and accrued expenses                                                     150,310             131,224
      Income taxes payable                                                                        36,225              37,264
                                                                                             -----------         -----------
         Total liabilities                                                                    14,164,914          13,499,113
                                                                                             -----------         -----------

    Stockholders' Equity:
      Preferred stock, Series E, $1.00 par value per share
         (8,050,000 shares authorized; 4,704,182 shares issued
         and outstanding at December 31, 1996; 5,823,882 shares
         issued and outstanding at June 30, 1996)                                                  4,704               5,824
      Common stock, $1.00 par value per share
         (100,000,000 shares authorized; 49,808,780 shares
         issued and outstanding at December 31, 1996; 46,729,698
         shares issued and outstanding at June 30, 1996)                                          49,809              46,730
      Additional paid-in capital                                                                 790,838             790,724
      Net unrealized holding loss on debt and equity
         securities available for sale                                                            (5,088)            (11,391)
      Retained earnings-substantially restricted                                                 123,015             125,564
                                                                                             -----------         -----------
         Total stockholders' equity                                                              963,278             957,451
                                                                                             -----------         -----------
                                                                                             $15,128,192         $14,456,564
                                                                                             ===========         ===========

          See accompanying Notes to Consolidated Financial Statements

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands except per share data)

                                                                            Three Months Ended                 Six Months Ended
                                                                               December 31                       December 31
                                                                        -------------------------         -------------------------
                                                                          1996             1995             1996             1995
                                                                        --------         --------         --------         --------
Interest income:
   Loans receivable                                                     $214,815         $196,357         $425,002         $394,035
   Mortgage-backed securities                                             37,448           64,008           73,801          136,732
   Investments                                                            15,322           16,204           29,451           32,235
                                                                        --------         --------         --------         --------
      Total interest income                                              267,585          276,569          528,254          563,002
                                                                        --------         --------         --------         --------
Interest expense:
   Deposits                                                              101,628          112,263          203,324          224,802
   Short-term borrowings                                                   3,254           30,454           13,067           71,347
   Other borrowings                                                       69,471           52,905          129,268          107,969
                                                                        --------         --------         --------         --------
      Total interest expense                                             174,353          195,622          345,659          404,118
                                                                        --------         --------         --------         --------
      Net interest income                                                 93,232           80,947          182,595          158,884
Provision for loan losses                                                  7,829           10,394           15,183           19,563
                                                                        --------         --------         --------         --------
      Net interest income after provision for loan losses                 85,403           70,553          167,412          139,321

Other income:
   Loan servicing income, net                                              8,823            7,357           17,124            9,283
   Other fees and service charges                                         13,573           10,918           26,424           21,349
   Loss on sale of loans and mortgage-backed securities, net              (1,348)         (35,950)          (1,565)         (37,977)
   Other income, net                                                         151           (1,357)             278             (488)
                                                                        --------         --------         --------         --------
      Total other income                                                  21,199          (19,032)          42,261           (7,833)
                                                                        --------         --------         --------         --------
Other expenses:
   Compensation and employee benefits                                     27,527           24,397           55,095           48,776
   Regulatory insurance                                                    4,995            7,043           11,196           14,728
   Occupancy expense, net                                                  7,781            6,946           15,637           14,166
   Advertising and promotion                                               5,568            6,330           13,090           11,262
   Furniture, fixtures and equipment                                       2,958            3,042            5,905            5,500
   Stationery, supplies and postage                                        2,725            2,523            5,467            4,751
   Other general and administrative expenses                              16,846            9,915           31,171           18,915
                                                                        --------         --------         --------         --------
      Total general and administrative expenses                           68,400           60,196          137,561          118,098
   SAIF Special Assessment                                                     -                -           58,672                -
   Operations of real estate held for sale or investment                     290              529              612              247
   Operations of real estate acquired in settlement of loans               2,504            2,184            3,820            3,124
   Amortization of goodwill and other intangible assets                    1,286            1,293            2,573            2,573
                                                                        --------         --------         --------         --------
      Total other expenses                                                72,480           64,202          203,238          124,042
                                                                        --------         --------         --------         --------

Earnings (loss) before income tax provision (benefit)                     34,122          (12,681)           6,435            7,446
Income tax provision (benefit)                                            10,900           (2,028)           3,198            4,288
                                                                        --------         --------         --------         --------
      Net earnings (loss)                                               $ 23,222         $(10,653)        $  3,237         $  3,158
                                                                        ========         ========         ========         ========

Earnings (loss) applicable to common shareholders:
Net earnings (loss)                                                     $ 23,222         $(10,653)        $  3,237         $  3,158
Dividends declared on preferred stock                                     (2,679)          (4,402)          (5,786)          (8,805)
Premium on exchange of preferred stock for common stock                   (3,429)               -           (3,932)               -
                                                                        --------         --------         --------         --------
                                                                        $ 17,114         $(15,055)        $ (6,481)        $ (5,647)
                                                                        ========         ========         ========         ========

Earnings (loss) per share:
   Primary                                                              $   0.31         $  (0.37)        $  (0.14)        $  (0.14)

   Fully diluted                                                        $   0.29         $  (0.37)        $  (0.14)        $  (0.14)

          See accompanying Notes to Consolidated Financial Statements

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)

                                                                                          Six Months Ended December 31
                                                                                         ------------------------------
                                                                                              1996             1995
                                                                                         ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings                                                                             $     3,237       $    3,158
Adjustments to reconcile net earnings to net cash provided
   by operating activities:
     Amortization of discounts and accretion of premiums, net                                  5,303            3,860
     Accretion of deferred loan fees                                                          (2,481)          (3,027)
     Provision for loan losses                                                                15,183           19,563
     Loss on sale of loans and mortgage-backed securities, net                                 1,565           37,977
     Depreciation and amortization of servicing assets                                        20,706           22,871
     Provision for deferred income taxes                                                       5,849           14,445
     Provision for losses on real estate                                                       4,641            5,213
     Gain on sale of real estate                                                              (4,264)          (6,368)
     Amortization of goodwill and other intangible assets                                      2,573            2,573
     Net change in loans originated or purchased for resale                                   21,361          (17,831)
    (Increase) decrease in interest receivable                                                (4,957)          11,503
     FHLB stock dividend received                                                             (6,006)          (4,637)
     (Increase) decrease in other assets                                                         313           (6,379)
     Increase (decrease) in other liabilities                                                 12,065           (7,835)
     Other items                                                                              (3,803)         (11,696)
                                                                                         -----------       ----------
     Total adjustments                                                                        68,048           60,232
                                                                                         -----------       ----------
Net cash provided by operating activities                                                     71,285           63,390
                                                                                         -----------       ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Net change in other debt securities with original maturities of 3 months or less                 (23)           7,516
Purchase of other debt securities held to maturity                                            (3,000)          (6,800)
Purchase of mortgage-backed securities held to maturity                                            -           (3,181)
Purchase of mortgage-backed securities available for sale                                   (327,656)               -
Proceeds from maturities of other debt securities held to maturity                             7,810           26,145
Principal payments on mortgage-backed securities held to maturity                             97,361          368,967
Principal payments on mortgage-backed securities available for sale                          134,324          117,202
Loans originated (net of refinances) for investment                                         (277,924)        (195,848)
Loans purchased for investment                                                            (1,069,380)        (419,939)
Net change in undisbursed loan funds                                                          (4,146)           9,210
Principal payments on loans held for investment                                              884,122          590,401
Proceeds from sale of loans held for investment                                                1,637          155,315
Proceeds from sale of mortgage-backed securities available for sale                                -          983,000
Cash invested in real estate                                                                  (7,323)          (8,387)
Cash received from real estate investments and sale of real estate
   acquired in settlement of loans                                                            49,726           64,933
Purchase of FHLB stock                                                                       (53,052)          (7,303)
Redemption of FHLB stock                                                                           -            8,742
Net increase in premises and equipment                                                        (8,157)          (5,955)
Purchase of mortgage servicing rights                                                        (74,627)            (845)
                                                                                         -----------       ----------
Net cash (used) provided by investing actitivities                                          (650,308)       1,683,173
                                                                                         -----------       ----------

                       Statement continued on next page

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF CASH FLOWS - (Continued)
                                (in thousands)

                                                                                        Six Months Ended December 31
                                                                                        ----------------------------
                                                                                           1996              1995
                                                                                        ----------        ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits                                                                    56,005           152,792
Net change in short-term borrowings with original maturities of 3 months or less          (608,246)       (1,135,298)
Proceeds from fundings of FHLB advances                                                  2,300,000         1,200,000
Repayments of FHLB advances                                                             (1,100,000)       (1,595,000)
Repayment of other borrowings                                                               (2,482)          (17,373)
Proceeds from issuance of common stock                                                       2,073               422
Payment of dividends on preferred stock                                                     (6,621)           (8,805)
                                                                                       -----------       -----------
Net cash provided (used) by financing activities                                           640,729        (1,403,262)
                                                                                       -----------       -----------
Net increase in cash and cash equivalents                                                   61,706           343,301
Cash and cash equivalents at beginning  of period                                          586,608           435,697
                                                                                       -----------       -----------
Cash and cash equivalents at end of period                                             $   648,314       $   778,998
                                                                                       ===========       ===========


          See accompanying Notes to Consolidated Financial Statements

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996


NOTE (1) - BASIS OF PRESENTATION


The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. For further information, refer to the consolidated financial statements and footnotes thereto included in the Bank's Annual Report on Form 10-K for the fiscal year ended June 30, 1996.

  In the opinion of Glendale Federal Bank, Federal Savings Bank and its subsidiaries ("Glendale Federal" or the "Bank"), the accompanying unaudited consolidated financial statements contain all adjustments (consisting solely of normal recurring accruals) necessary for a fair presentation of the Bank's financial condition as of December 31, 1996 and June 30, 1996, the results of its operations for the three and six months ended December 31, 1996 and 1995, and its cash flows for the six months ended December 31, 1996 and 1995. All significant intercompany balances and transactions have been eliminated in consolidation, including 200,686 Bank common shares held by a subsidiary of the Bank at both December 31, 1996 and June 30, 1996. Certain reclassifications have been made to prior years' consolidated financial statements to conform to the December 31, 1996 presentation.

  In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the balance sheets and revenues and expenses for the periods covered. Actual results could differ significantly from those estimates and assumptions.

NOTE (2) - SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

  For the purpose of the statement of cash flows, cash and cash equivalents include "Cash and amounts due from banks" and "Federal funds sold and securities purchased under resale agreements."

  Supplemental disclosure of cash flow information is as follows (in thousands):

                                                 Six months ended
                                                   December 31
                                              ----------------------
                                                1996          1995
                                              --------    ----------
Cash paid for:
 Interest                                     $358,968    $  394,814
 Income taxes                                    6,140          ----
Non-cash investing and financing
 activities:
 Principal reductions to loans due to
  foreclosure                                   72,462        91,307
 Loans exchanged for mortgage-backed
  securities                                    25,056        60,678
 Loans made to facilitate the sale of
  real estate held for investment and
  real estate acquired in settlement
  of loans                                      34,831        45,139
 Net transfers of loans from held for
  investment to held for sale                    4,245        18,830
 Exchange of Series E preferred stock
  for common stock                               1,120          ----
 Issuance of common stock in exchange
  for Series E preferred stock                   2,896          ----
 Transfer of other debt and equity
  securities to available for sale               7,914          ----
 Transfer of mortgage-backed securities
  to available for sale                           ----     2,818,831
 Transfer of former headquarters
  facility to other assets                        ----        31,739

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                               DECEMBER 31, 1996

NOTE (3) - NET EARNINGS (LOSS) PER SHARE INFORMATION

  For the purpose of calculating net earnings (loss) per share, the Bank used the following numbers of shares for the periods presented (in thousands):

                                             Three months        Six months
                                           ended December 31  ended December 31
                                           -----------------  -----------------
                                            1996       1995    1996       1995
                                           ------     ------  ------     ------
Primary net earnings (loss) per share      55,175     40,752  47,976     40,740
Fully diluted net earnings (loss) per
 share                                     68,659     40,752  47,976     40,740

  For primary and fully-diluted calculations, no adjustments were made to the weighted average number of common shares for the three months ended December 31, 1995 and the six months ended December 31, 1996 and 1995, respectively, as their effect would be anti-dilutive.

  During the three and six months ended December 31, 1996, the Bank entered into separately negotiated agreements with certain holders of its Series E preferred stock providing, in the aggregate, for exchanges of 977,000 shares and 1.1 million shares, respectively, of the Series E preferred stock for 2.5 million shares and 2.9 million shares, respectively, of Bank common stock. The exchanges were made at premiums above the stated conversion rate of 2.404 shares of Bank common stock for each share of the Series E preferred stock. In accordance with applicable accounting guidance for calculating net earnings (loss) per share, the excess of the fair value of Bank common stock transferred by the Bank to the holders of the Series E preferred stock over the fair value of Bank common stock issuable pursuant to the original conversion terms has been subtracted from net earnings to arrive at the earnings (loss) applicable to common shareholders in the calculation of earnings (loss) per share.

  Subsequent to December 31, 1996, the Bank has entered into a similar agreement with a holder of its Series E preferred stock providing, in the aggregate, for the exchange of 82,200 shares of the Series E preferred stock for 207,966 shares of Bank common stock. This exchange was also made at a premium above the stated conversion rate of 2.404 shares of Bank common stock for each share of the Series E preferred stock. The Bank may enter into further exchange agreements in the future.

  The table in Exhibit 11.1 presents the calculation of net earnings (loss) per share on a primary and fully-diluted basis for the three and six months ended December 31, 1996 and 1995, respectively.

NOTE (4) - SAIF SPECIAL ASSESSMENT

  On September 30, 1996, President Clinton signed legislation providing for a special assessment on thrift institutions whose customer deposits are insured by the Savings Association Insurance Fund (the "SAIF") of the Federal Deposit Insurance Corporation (the "FDIC"). Pursuant to the new law, a one-time fee was payable by all SAIF-insured institutions at the rate of $0.657 per $100 of deposits held by such institutions at March 31, 1995. The money collected was used to increase the SAIF reserve to the level required by law. In September 1996, the Bank recorded an accrual of $58.7 million ($37.6 million after-tax) for this assessment.

  The recapitalization of the SAIF is expected to result in lower deposit insurance premiums in the future for most SAIF-insured financial institutions, including the Bank. Based on the Bank's deposits at December 31, 1996, the expected new premium level would result in an estimated annual pre-tax savings of $14.5 million beginning with the first calendar quarter of 1997.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


                                    OVERVIEW

EARNINGS PERFORMANCE

  The Bank recorded net earnings of $23.2 million, or $0.29 per fully diluted share, for the three months ended December 31, 1996, compared to a net loss of $10.7 million, or $0.37 per fully diluted share, for the same period last year. For each of the six months ended December 31, 1996 and 1995, the Bank recorded net earnings of $3.2 million. In the calculation of per share results, dividends on preferred stock and premiums paid on exchanges of preferred stock for common stock are subtracted from net earnings to arrive at net earnings (loss) applicable to common stockholders. Accordingly, the six-month per share results for both periods were a loss of $0.14 per fully diluted share.

  Included in net earnings for the six months ended December 31, 1996 is a special assessment by the FDIC to recapitalize the SAIF. The Bank recorded an accrual of $58.7 million ($37.6 million after-tax) for this assessment in September 1996. See Note 4 of the Notes to Consolidated Financial Statements for additional discussion.

  During the three and six months ended December 31, 1996, the Bank exchanged 977,000 shares and 1.1 million shares, respectively, of the Series E preferred stock for 2.5 million shares and 2.9 million shares, respectively, of Bank common stock. See Note 3 of the Notes to Consolidated Financial Statements for additional information on these transactions.

  Included in net earnings (loss) for the three and six months ended December 31, 1995 is an after-tax loss of $23.8 million resulting from the Bank's decision to sell $1.7 billion of collateralized mortgage obligation ("CMO") investments and an after-tax loss of $1.3 million resulting from the Bank's decision to sell its former headquarters facility.

  Excluding the effect of the conversion of preferred stock to common stock on the calculation of earnings per share, the current quarter results were earnings of $0.34 per fully diluted share. Excluding both the SAIF assessment and the effect of the preferred stock conversions, earnings for the six months ended December 31, 1996 were $40.9 million, or $0.60 per fully diluted share.

  Excluding the fiscal 1996 non-recurring items noted above, net earnings were $14.4 million, or $0.22 per fully diluted share, and $28.2 million, or $0.43 per fully diluted share, for the three and six months ended December 31, 1995, respectively.

  The improvement in earnings, exclusive of the non-recurring items noted above, in the three and six months ended December 31, 1996, compared to the same periods last year, reflects higher net interest income, a lower level of provision for loan losses and increases in loan servicing income and other fees and service charges, partially offset by an increase in general and administrative expenses. See "Results of Operations" for a further discussion of factors affecting the Bank's earnings performance.

  The Bank's interest rate spread was 2.52% at December 31, 1996, as compared with 2.27% at December 31, 1995 and 2.41% at June 30, 1996. The Bank's interest rate spread continued to improve in the first half of fiscal 1997 primarily due to a decline in the Bank's cost of funds. The decrease in the cost of funds reflects a lower interest rate environment, the replacement of maturing higher-cost Federal Home Loan Bank advances with lower-cost advances and a decline in deposit costs due in part to a change in the mix of deposits from higher-cost certificates of deposit to lower-cost daily access accounts. See "Results of Operations--Net Interest Income" for a discussion of the factors affecting the Bank's yield-cost spread for the first half of fiscal 1997, compared to the first half of fiscal 1996.

STRATEGIC DIRECTION

  The Bank continues to achieve growth in its new business lines. The Bank's commercial and consumer loan portfolios increased by $46.9 million and $9.1 million, or 451% and 12%, to $57.3 million and $82.2 million, respectively, during the first half of fiscal 1997. In December 1996, the Bank introduced a new agricultural lending program and also purchased $35.6 million of outstanding agricultural loans. The new program will serve central California and will specialize in crop production loans for crops such as cotton, grapes, nuts and stone fruits, and dairy operations, together with loans for other agricultural businesses, such as processors and packers. The Bank has hired experienced personnel to staff the new agricultural lending facilities. See "Balance Sheet Analysis--Loans Receivable" for additional discussion of loan volume activity in these portfolios.

  During the six months ended December 31, 1996, the Bank experienced a net increase of 25,152 in its number of checking accounts, including 7,666 business checking accounts. Retail and business checking account balances increased a combined $118 million, or 18%, to $771 million, during the current six-month period.

  Implementation of the Bank's strategic decision to transform itself from a savings institution to a community banking organization contributed to the increase in general and administrative expenses in the three and six months ended December 31, 1996, compared to the same periods last year. These expenses may increase in future periods as the Bank expands its business lines and continues to maintain a higher level of marketing activity.

  The ability of the Bank to achieve its planned transformation into a community banking organization and realize the benefits intended to result from that transformation is subject to an intense level of competition from California's existing commercial banks as well as from other non-bank financial institutions. The Bank's ability to achieve and sustain the improved financial performance resulting from this transformation is dependent upon the successful completion of that transformation including; (1) the ability to originate and/or purchase interest-earning assets; and (2) successfully shifting the mix of liabilities from higher-cost certificates of deposit and borrowings to lower-cost demand deposits.

  On January 31, 1997, the Bank completed its acquisition of OneCentral Bank ("OneCentral"). At January 31, 1997, OneCentral had $74.3 million in assets, including $38.0 million in gross loans receivable, and $69.5 million in deposits.

CAPITAL

  At December 31, 1996, the Bank's tangible book value was $15.84 per common share and $14.31 per fully diluted share, versus $16.11 per common share and $14.18 per fully diluted share at June 30, 1996. The Bank's core capital, Tier 1 risk-based capital and risk-based capital ratios at December 31, 1996 were 6.03%, 10.54% and 11.68%, respectively, placing the Bank in the "well-capitalized" category as defined by federal regulations, which require 5% core, 6% Tier 1 risk-based capital and 10% risk-based capital to qualify for that designation. At June 30, 1996, the Bank's core capital, Tier 1 risk-based capital and risk-based capital ratios were 6.29%, 10.79% and 11.93%, respectively.

  The Bank's capital ratios decreased in the six months ended December 31, 1996 due to the reduction in capital resulting from the assessment to recapitalize the SAIF and the $671.6 million increase in assets during the period. The Bank's capital ratios are expected to decrease during the second six months of fiscal 1997 due to the completion of the OneCentral acquisition, the anticipated completion during the fourth fiscal quarter of the pending acquisition of TransWorld Bancorp and its principal subsidiary, TransWorld Bank, and anticipated growth in assets during the period of approximately $1 billion. The Bank's capital ratios could decrease in future periods due to, among other things, acquisition activity and further growth in assets.

                             BALANCE SHEET ANALYSIS

  Asset size and composition have been determined principally by seeking to balance regulatory capital requirements, liquidity, yield and risk. It is the Bank's intention to increase consolidated assets, from the December 1996 level, by approximately $1 billion during the remainder of fiscal 1997, primarily through the purchase of single-family residential loans in the secondary market. The Bank's ability to realize such growth is dependent upon a number of factors, such as the availability of loans for purchase at acceptable prices and the interest rate and economic environment. If such conditions are not favorable, the Bank may be unable to purchase or originate sufficient loans to meet its growth objective, and may experience a decrease in total assets due to loan repayments and prepayments.

  Consolidated assets of the Bank increased by $671.6 million, to $15.1 billion, in the six months ended December 31, 1996. Loans receivable increased by $402.1 million, to $11.1 billion, primarily due to loan purchases and originations, partially offset by principal payments. In addition, mortgage servicing rights increased by $65.5 million, to $159.4 million, primarily due to the Bank's purchase of mortgage servicing rights relating to $5.8 billion of loans. Mortgage-backed securities increased by $99.1 million, to $2.3 billion, primarily due to purchases of adjustable-rate securities issued by the Government National Mortgage Association ("GNMA") totaling $321.8 million, partially offset by principal payments received of $231.7 million. Mortgage-backed securities purchased during the current six-month period have been classified as available for sale.

LOANS RECEIVABLE

  Loans receivable held for investment increased by $420.1 million, to $11.1 billion, in the six months ended December 31, 1996. The increase was primarily due to loans originated for investment, net of refinances, of $312.8 million and loans purchased for investment totaling $1.1 billion, partially offset by principal payments of $884.1 million and loans transferred to real estate acquired in settlement of loans ("REO") of $72.5 million. The loans purchased include $627.4 million of single-family residential, adjustable-rate mortgage loans and $372.6 million of single-family residential, fixed-rate mortgage loans, purchased in the secondary market. The loans purchased also include $35.6 million of agricultural loans as previously discussed.

  Loans receivable held for sale decreased by $18.0 million, to $15.3 million, in the six months ended December 31, 1996, primarily due to securitization of loans for mortgage-backed securities in the amount of $25.1 million, and fixed-rate loan sales totaling $27.4 million, partially offset by term loan originations of $30.2 million and the transfer of loans from held for investment totaling $4.2 million.

  As of December 31, 1996, commitments of the Bank to purchase and originate loans totaled $52.6 million and $28.5 million, respectively. At that date, commitments of the Bank to sell loans totaled $3.2 million and commitments of the Bank to sell mortgage-backed securities, comprised of fixed-rate loans originated and securitized by the Bank, totaled $14.5 million. As of December 31, 1996, commitments on outstanding letters of credit totaled $8.9 million.

  Commitments under lines of credit that were purchased and generated through the Bank's consumer and commercial lending programs are summarized as follows (in millions):

                                               Three months ended
                              -------------------------------------------------
                              Dec. 31    Sept. 30   June 30   Mar. 31   Dec. 31
                                1996       1996      1996      1996      1995
                              -------    --------   -------   -------   -------
   Consumer loans              $  31       $  40     $  24     $  30     $  14
   Commercial loans               63           8         4         1         2
                               -----       -----     -----     -----     -----
                               $  94       $  48     $  28     $  31     $  16
                               =====       =====     =====     =====     =====

  Commitments under lines of credit that were purchased and generated through the Bank's commercial lending program during the three months ended December 31, 1996 includes $50 million of agricultural loan commitments that were purchased in December 1996.

  As of December 31, 1996, outstanding commitments on lines of credit under the Bank's consumer and commercial lending programs totaled $219.8 million and $78.9 million, respectively, of which the unused amounts totaled $186.4 million and $41.6 million, respectively.

  Term loan originations by property type (including the refinanced portion of the Bank's loans) and loans purchased under the Bank's correspondent lending program and in the secondary market are summarized as follows (in millions):

                                                            Three months ended
                                             -------------------------------------------------
                                             Dec. 31    Sept. 30   June 30   Mar. 31   Dec. 31
                                               1996       1996      1996      1996      1995
                                             -------    --------   -------   -------   -------
Originations:
 Permanent Loans:
   Single-family 1-4 units                     $ 164      $ 176     $ 192    $  190     $ 201
   Multi-family 5-36 units                         9          5         6         5         7
   Multi-family 37 or more units                   2         --        --         3         3
   Non-residential                                 3          1         3         1         6
   Land                                           --         --         1        --        --
 Construction Loans:
   Single-family 1-4 units                        --          3         3         7         6
   Multi-family 5-36 units                         1          3         1         4        --
 Commercial loans                                  1          7        --        --         1
 Consumer loans                                    6          4         5         3         6
                                               -----      ------    ------   ------     -----
Total Originations                               186        199       211       213       230
Purchases:
 Secondary market (1-4 units)                    259        741       401     1,241       382
 Correspondent lending (1-4 units)                --         --        13        15        12
                                               -----      ------    ------   ------     -----
                                               $ 445      $ 940     $ 625    $1,469     $ 624
                                               =====      =====     =====    ======     =====

  Term loan originations for the three months ended December 31, 1996 did not change significantly from the quarter ended September 30, 1996 due to a relatively stable interest rate environment. Loans refinanced totaled $22.1 million, or 12% of total originations, for the three months ended December 31, 1996, compared to $19.9 million, or 10% of total originations, for the quarter ended September 30, 1996.

  Term loan originations for the three months ended December 31, 1996 declined as compared to the same quarter last year primarily due to a decline in refinancing activity. Loans refinanced totaled $37.0 million, or 16% of total originations, for the three months ended December 31, 1995.

  Multi-family residential and non-residential real estate loans have primarily been made to finance the disposition of REO and real estate held for sale or investment ("REI") properties or to refinance maturing loans. The single-family residential and multi-family residential construction loans originated in the current fiscal year are part of the construction lending program that was terminated during fiscal 1997 along with the Bank's correspondent lending program.

  During the second quarter of fiscal 1997, the Bank purchased in the secondary market adjustable-rate whole loans totaling $258.6 million. During the first quarter of fiscal 1997, the Bank purchased fixed-rate whole loans totaling $372.6 million and adjustable-rate whole loans totaling $368.8 million. In fiscal 1996, the Bank purchased $2.0 billion of single-family residential, adjustable-rate mortgage loans, primarily to replace $1.7 billion of fixed-rate CMO investments sold by the Bank and to replace loan run-off resulting from principal payments that exceeded the rate of the Bank's term loan originations.

NON-PERFORMING ASSETS ("NPAS") AND RESTRUCTURED LOANS

  The following table summarizes the Bank's NPAs and restructured loans at the dates indicated (dollars in thousands):

                                  December 31, 1996          June 30, 1996
                                 ------------------        ------------------
                                              % of                      % of
                                  Dollar      Total         Dollar      Total
                                  Amount     Assets         Amount     Assets
                                 --------    ------        --------    ------
   Non-accrual loans             $152,100     1.01%        $192,445     1.33%
   REO and other assets            72,634     0.48%          82,204     0.57%
                                 --------     ----         --------     ----
   Total NPAs                    $224,734     1.49%        $274,649     1.90%
                                 ========     ====         ========     ====
   Restructured loans            $ 30,712     0.20%        $  9,194     0.06%
                                 ========     ====         ========     ====

  The following table summarizes NPA and restructured loan activity during the first six months of fiscal 1997 (in thousands):

                                        JUNE 30,                                         PAYOFFS/    DEC. 31,
                                         1996                    FORE-       WRITE-       SALES/       1996
                                        BALANCE    ADDITIONS    CLOSURES      DOWNS       OTHER       BALANCE
                                        ----------------------------------------------------------------------
NON-ACCRUAL LOANS:
       Single-family 1-4 units          $119,978    $ 90,878    $(53,006)    $    --    $ (57,843)    $100,007
       Multi-family 5-36 units            33,123      30,257     (13,809)     (1,410)     (20,323)      27,838
       Multi-family 37 or more units      14,461       1,435      (1,240)     (2,982)        (757)      10,917
       Non-residential                    23,860       6,449      (4,407)       (729)     (12,356)      12,817
       Commercial                             22          12          --         (28)           3            9
       Consumer                            1,001         142          --          --         (631)         512
                                        ----------------------------------------------------------------------
                     Total              $192,445    $129,173    $(72,462)    $(5,149)   $ (91,907)    $152,100
                                        ======================================================================

REO AND OTHER ASSETS:
       Single-family 1-4 units          $ 39,693    $  6,138    $ 45,424     $(1,305)   $ (54,809)    $ 35,141
       Multi-family 5-36 units            11,668         882      12,501        (744)     (12,654)      11,653
       Multi-family 37 or more units       4,827       2,477       1,703        (141)      (5,032)       3,834
       Non-residential                    25,893          14       3,495        (411)      (7,036)      21,955
       Consumer                              123          --          --          --          (72)          51
                                        ----------------------------------------------------------------------
                     Total              $ 82,204    $  9,511    $ 63,123     $(2,601)   $ (79,603)    $ 72,634
                                        ======================================================================

TOTAL NPAS:
       Single-family 1-4 units          $159,671    $ 97,016    $ (7,582)    $(1,305)   $(112,652)    $135,148
       Multi-family 5-36 units            44,791      31,139      (1,308)     (2,154)     (32,977)      39,491
       Multi-family 37 or more units      19,288       3,912         463      (3,123)      (5,789)      14,751
       Non-residential                    49,753       6,463        (912)     (1,140)     (19,392)      34,772
       Commercial                             22          12          --         (28)           3            9
       Consumer                            1,124         142          --          --         (703)         563
                                        ----------------------------------------------------------------------
                     Total              $274,649    $138,684    $ (9,339)    $(7,750)   $(171,510)    $224,734
                                        ======================================================================

RESTRUCTURED LOANS:
       Single-family 1-4 units          $  3,222    $  1,112    $     --     $    --    $  (2,199)    $  2,135
       Multi-family 5-36 units             2,197       1,093          --          --         (132)       3,158
       Multi-family 37 or more units       2,251      16,244          --          --          (49)      18,446
       Non-residential                     1,524       5,010          --          --          439        6,973
                                        ----------------------------------------------------------------------
                     Total              $  9,194    $ 23,459    $     --     $    --    $  (1,941)    $ 30,712
                                        ======================================================================

  The $49.9 million, or 18%, decrease in NPAs for the six months ended December 31, 1996 reflects $79.6 million in sales of REO through the Bank's regular problem asset workout process, $55.4 million in non-accrual loans being sold or paid off and $34.7 million in non-accrual loans reinstating to accrual status, partially offset by NPA additions. NPA additions, which totaled $138.7 million and $202.2 million, during the six months ended December 31, 1996 and 1995, respectively, have decreased in four out of the last six quarters, reflecting an improving California economy. For the six months ended December 31, 1996, 70% of NPA additions were loans and REO that were secured by single-family residences, compared to 64% for the same period last year. NPAs at December 31, 1995 totaled $287.3 million.

  The $21.5 million increase in restructured loans for the six months ended December 31, 1996 was primarily due to the reclassification of a performing loan in the amount of $16.2 million that had been restructured by Union Federal Bank prior to the Bank's acquisition of the loan from that institution in June 1995 and a total of $7.8 million of new restructured loans transferred from non-accrual status, partially offset by $2.5 million of restructured loans being transferred to performing status.

  The table in Exhibit 99E presents the Bank's gross loan portfolio, NPAs and restructured loans by property type as of December 31, 1996. The table in
Exhibit 99G summarizes the activity in the Bank's NPAs for the past five quarters.

  Total delinquent loans decreased by $32.4 million, to $249.0 million, in the six months ended December 31, 1996. This decrease was attributable primarily to the single-family residential and multi-family residential portfolios, in which delinquent loans declined by $20.4 million and $9.1 million, to $175.1 million and $50.2 million, respectively, during the six months ended December 31, 1996. Single-family delinquent loans increased as a percentage of total delinquent loans from 69% at June 30, 1996 to 70% at December 31, 1996. Loans secured by single-family properties have a significantly lower historical loss experience than those secured by multi-family or non-residential properties. The table in
Exhibit 99H presents the Bank's delinquent loans by property type for the past five quarters.

  If the recent economic improvements in the Bank's principal market areas do not continue or if California experiences an economic downturn, resulting in a significant decline in property values or a significant increase in unemployment, the level of NPAs and delinquent loans could increase.

ALLOWANCE FOR LOAN LOSSES

  Glendale Federal uses an internal asset review system to identify problem assets. The Bank's asset classification process, in accordance with applicable regulations, provides for the classification of assets through the levels of satisfactory, special mention, substandard, doubtful or loss. The Bank's determination of the level and the allocation of the allowance for loan losses and, correspondingly, the provisions for such losses, is based on various judgments, assumptions and projections regarding a number of factors, including, but not limited to, asset classifications, current and forecasted economic and market conditions, loan portfolio composition, historical loan loss experience and industry experience. The allowance for loan losses is adjusted quarterly to reflect management's current assessment of the effect of these factors on estimated inherent loan losses. While management uses all information available to it to estimate losses on loans, future changes to the allowance may become necessary based on changes in economic and market conditions. In addition, various regulatory agencies, as part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to make changes to the allowance based on their judgments and the information available to them at the time of their examination.

  The following table sets forth the allocation of Glendale Federal's allowance for loan losses at December 31, 1996 and June 30, 1996 by property type (dollars in thousands):

                                          December 31, 1996                           June 30, 1996
                                  ------------------------------------      -------------------------------------
                                                 Gross      Percent of                       Gross     Percent of
                                                 Loan        Allowance                       Loan       Allowance
                                               Portfolio      to Loan                      Portfolio     to Loan
                                  Allowance     Balance       Balance       Allowance       Balance      Balance
                                  ---------   -----------   ----------      ---------   -----------    ----------
 Single-family 1-4 units           $ 55,905   $ 8,096,614       0.69%        $ 56,833   $ 7,580,312        0.75%
 Multi-family:
  5-36 units                         44,220     1,512,742       2.92           48,628     1,564,542        3.11
  37 or more units                   20,994       376,854       5.57           26,062       400,415        6.51
Non-residential                      43,547     1,244,837       3.50           47,260     1,357,225        3.48
Commercial                            3,026        57,284       5.28            4,699        10,391       45.22
Consumer                              6,273        82,240       7.63            3,274        73,158        4.48
                                   --------   -----------                    --------   -----------
                                   $173,965   $11,370,571       1.53%        $186,756   $10,986,043        1.70%
                                   ========   ===========                    ========   ===========

  The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.

  Specific valuation allowances of $19.4 million and $26.5 million have been established for impaired loans, which totaled $147.0 million and $158.8 million at December 31, 1996 and June 30, 1996, respectively, and are included in the allowance for loan losses. The decrease in impaired loans during the six months ended December 31, 1996 is primarily due to an improving California economy. Specific valuation allowances are provided when management determines that, for a specific loan, default appears probable and the amount of the expected loss is measurable. The balances of impaired loans with related specific valuation allowances at December 31, 1996 and June 30, 1996 totaled $83.8 million and $106.5 million, respectively. Those impaired loans without related specific valuation allowances at December 31, 1996 and June 30, 1996 totaled $63.2 million and $52.3 million, respectively.

  The allowance for loan losses declined by $12.8 million, to $174.0 million, in the first six months of fiscal 1997. The decrease in the allowance during this period reflects improving NPA and delinquency trends, a reduced number of high-risk, large, and multiple loan borrower relationships and an overall improvement in the total loan portfolio. Loans secured by single-family residences have a lower historical loss experience than those loans secured by multi-family and non-residential properties, and generally result in lower charge-offs. The Bank, therefore, requires proportionally lower levels of allowance for loan losses against the single-family residential loan portfolio than it requires for the other loan portfolios. The ratios of allowance to non-accrual loans and total gross loans at December 31, 1996 were 114.4% and 1.5%, respectively, compared to 97.0% and 1.7%, respectively, at June 30, 1996. The table in Exhibit 99D sets forth the ratios of the Bank's allowance for loan losses to its gross loan portfolio and NPAs.

  A summary of activity in the allowance for loan losses by property type during the first six months of fiscal 1997 is as follows (in thousands):

                               Balance                                           Balance
                               June 30,                  Charge-                 Dec. 31,
                                 1996     Additions       offs      Recoveries     1996
                               --------   ---------     --------    ----------   --------
Single-family 1-4 units        $ 56,833     $13,179     $(14,181)       $   74   $ 55,905
Multi-family:
  5-36 units                     48,628       1,919       (6,346)           19     44,220
  37 or more units               26,062         (44)      (5,051)           27     20,994
Non-residential                  47,260         417       (4,191)           61     43,547
Commercial                        4,699      (4,682)         (28)        3,037      3,026
Consumer                          3,274       4,394       (1,888)          493      6,273
                               --------     -------     --------        ------   --------
                               $186,756     $15,183     $(31,685)       $3,711   $173,965
                               ========     =======     ========        ======   ========

  A summary of activity in the allowance for loan losses by property type during the first six months of fiscal 1996 is as follows (in thousands):

                               Balance                                            Balance
                               June 30,                 Charge-                  Dec. 31,
                                 1995     Additions       offs      Recoveries     1995
                               --------   ---------     --------    ----------   --------
 Single-family 1-4 units       $ 44,483     $16,809     $(16,258)       $   13    $ 45,047
 Multi-family:
  5-36 units                     41,736        (301)      (6,422)          168      35,181
  37 or more units               31,569       4,058       (3,395)          222      32,454
Non-residential                  83,086       1,015       (9,437)        1,796      76,460
Commercial                        4,176      (2,643)        (867)        2,936       3,602
Consumer                          4,092         625       (1,671)          567       3,613
                               --------     -------     --------        ------   --------
                               $209,142     $19,563     $(38,050)       $5,702    $196,357
                               ========     =======     ========        ======   ========

  Additions to the allowance for loan losses declined by $4.4 million, to $15.2 million, in the six months ended December 31, 1996, compared to the same period last year, reflecting management's assessment that there is a decreased risk of loss inherent in the loan portfolio, as evidenced by decreases in NPAs and delinquent loans. The negative balances shown in the "Additions" column in the above tables represent the reallocation of the allowance among the different portfolios and reflects management's current assessment of the shifting of the relative risks of loss inherent in the different portfolios.

  If the recent economic improvements in the Bank's principal market areas do not continue, the Bank's real estate portfolios could be adversely impacted, resulting in increases in NPAs and higher charge-offs. Such increases could require a larger allowance for loan losses.

LIABILITY COMPOSITION

  The Bank continues to emphasize the attraction of retail deposits, especially low-cost demand deposits. The Bank's ratio of deposits to borrowings was 63%/37% at December 31, 1996 compared to a ratio of 65%/35% at June 30, 1996. The reduction in the ratio of deposits to borrowings during the first half of fiscal 1997 was due to the use of borrowings to fund the purchase of interest-earning assets. The Bank expects to replace borrowings with retail deposits over time through a combination of retail sales efforts and acquisitions of deposits. See the deposit composition table following for additional information.

DEPOSITS

  The Bank uses retail deposits as its core source of funds for lending and asset purchase purposes and as a customer base for providing additional financial services. The Bank's total deposits increased by $56.0 million, to $8.8 billion, in the first six months of fiscal 1997.

  Glendale Federal's deposit composition at December 31, 1996 and June 30, 1996 was as follows (dollars in millions):

                                               December 31, 1996       June 30, 1996
                                               -----------------      ---------------
                                                           % of                  % of
                                                Balance   Total       Balance   Total
                                                -------   -----       -------   -----
   Checking/NOW accounts                         $  920    10.5%       $  779     8.9%
   Passbook accounts                                451     5.2           493     5.7
   Money market checking/savings                  1,892    21.5         1,719    19.7
                                                 ------   -----        ------   -----
   Total daily access                             3,263    37.2         2,991    34.3
   Short-term certificates (1 year or             2,973    33.9         3,047    34.9
    less)
   Long-term certificates (over 1 year)           2,345    26.7         2,438    27.9
   Branch and business development
     jumbo certificates                             146     1.6           190     2.2
                                                 ------   -----        ------   -----
   Total retail deposits                          8,727    99.4         8,666    99.3
   Brokered certificates of deposit                  53     0.6            58     0.7
                                                 ------   -----        ------   -----
   Total                                         $8,780   100.0%       $8,724   100.0%
                                                 ======   =====        ======   =====

  Retail and business checking accounts, which exclude custodial accounts, increased a combined $118 million, or 18%, to $771 million, during the fiscal 1997 first and second quarters. Management believes that the overall increase in daily access deposits during the first six months of fiscal 1997 reflects the Bank's aggressive branch marketing efforts and advertising campaign instituted throughout California, as well as the maturation of long- and short-term certificates of deposit and the reinvestment of these funds in daily access money market accounts due to depositors' uncertainty as to the future direction of interest rates.

BORROWINGS

  Total borrowings increased by $591.7 million, to $5.2 billion, during the six months ended December 31, 1996 to support asset growth. Securities sold under agreements to repurchase decreased by $608.2 million, to $149.8 million, and borrowings from the Federal Home Loan Bank ("FHLB") increased by $1.2 billion, to $5.0 billion, during the same period. Total borrowings as of December 31, 1996 and June 30, 1996 included $3.8 billion and $2.1 billion, respectively, of borrowings due within one year. See "Liquidity and Asset and Liability Management--Asset and Liability Management" below for additional discussion of the Bank's borrowings structure.

STOCKHOLDERS' EQUITY

  Stockholders' equity increased by $5.8 million, to $963.3 million, during the six months ended December 31, 1996, primarily due to net earnings of $3.2 million and a $6.3 million decrease in the net unrealized loss recorded on the portfolio of mortgage-backed securities available for sale, partially offset by dividends declared of $5.8 million on the Bank's Series E preferred stock.

  During the six months ended December 31, 1996, the Bank issued 2.9 million shares of common stock in exchange for 1.1 million shares of the Bank's Series E preferred stock. See Note 3 of the Notes to Consolidated Financial Statements for additional information regarding these transactions.

REGULATORY CAPITAL

  The following table compares Glendale Federal's regulatory capital at December 31, 1996 to its minimum regulatory capital requirements at that date (dollars in thousands):

                                             Capital at       As a %      Capital      As a %      Excess
                                           Dec. 31, 1996    of Assets    Required    of Assets     Capital
                                           -------------    ---------    --------    ---------     -------
Capital in accordance with generally
  accepted accounting principles              $  963,278
Adjustments for tangible and core
 capital:
     Goodwill and other intangible
      assets                                     (56,642)
     Investments in and advances to
        non-permissible subsidiaries              (2,930)
     Net unrealized holding loss on debt
        securities available for sale              5,088
                                              ----------
Total tangible capital                           908,794         6.03%   $226,078         1.50%   $682,716
Adjustment for core capital                         ----
                                              ----------
Total core capital                               908,794         6.03%   $452,155*        3.00%*  $456,639*
Adjustments for risk-based capital:
     Allowance for general loan losses**         107,008
     Equity risk investments required
        to be deducted                            (9,123)
                                              ----------
Total risk-based capital                      $1,006,679        11.68%   $692,971*        8.00%*  $313,708*
                                              ==========

*Under the standards for "well capitalized" institutions established pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the corresponding amounts for core capital are $753,592, 5.00% and $155,202, respectively, and the corresponding amounts for risk-based capital are $863,233, 10.00% and $143,446, respectively.
**Limited to 1.25% of risk-weighted assets.


                  LIQUIDITY AND ASSET AND LIABILITY MANAGEMENT

LIQUIDITY

  The Bank's primary sources of funds consist of retail deposits, borrowings from the FHLB, principal repayments on loans and mortgage-backed securities and sales of securities under agreements to repurchase. The Bank also obtains funds from its operations. Each of the Bank's sources of liquidity is subject to various uncertainties beyond the control of the Bank. Scheduled loan payments are a relatively stable source of funds, while loan and mortgage-backed security prepayments and deposit flows vary widely in reaction to market conditions, primarily prevailing interest rates. As a measure of protection against these uncertainties, the Bank generally has back-up sources of funds available to it. At December 31, 1996, these available sources totaled approximately $3.4 billion and consisted primarily of the repurchase agreement markets.

  During the six months ended December 31, 1996, the Bank experienced a net cash outflow from investing activities of $650.3 million, primarily due to the purchase of loans and mortgage-backed securities and to term loan originations, partially offset by principal payments on loans and mortgage-backed securities. In addition, the Bank experienced positive cash flows from operating activities during the period of $71.3 million. The Bank's financing activities during the period resulted in a net cash inflow of $640.7 million, consisting principally of net increases in deposits and borrowings.

  During December 1996, the Bank's average liquidity ratio was 5.36%. The current minimum regulatory requirement for this ratio is 5%.

ASSET AND LIABILITY MANAGEMENT

  The one-year GAP represents the estimated difference between the amounts of interest-earning assets and interest-bearing liabilities maturing or repricing within one year, based on assumptions as to the expected repayment of assets and liabilities. The interest rate sensitivity of the Bank's assets and liabilities could vary substantially if actual experience differs from the assumptions used. The Maturity and Rate Sensitivity Analysis table in Exhibit 99A sets forth the projected maturities, based upon contractual maturities as adjusted for projected prepayments and "repricing mechanisms" (provisions for changes in the interest rates of assets and liabilities), of the Bank's major asset and liability categories as of December 31, 1996.

  The following table is a summary of Glendale Federal's one-year GAP at the dates indicated (dollars in millions):

                                           Dec.  31,    June 30,
                                              1996        1996
                                           ---------    --------
 Interest-earning assets maturing or
  repricing within one year                  $11,422     $11,004
 Interest-bearing liabilities maturing
  or repricing within one year                 8,754       7,956
                                             -------     -------
 One-year maturity GAP                       $ 2,668     $ 3,048
                                             =======     =======
 One-year maturity GAP as a percent of
  total assets                                  17.6%       21.1%
                                             =======     =======

  The $380 million decrease in the one-year GAP for the first six months of fiscal 1997 was primarily due to a $798 million increase in liabilities maturing or repricing within one year, partially offset by a $418 million increase in assets maturing or repricing within one year. The growth in one-year liabilities was principally due to an increase of $1.7 billion in FHLB borrowings that mature or reprice within one year, partially offset by a reduction of approximately $600 million in securities sold under agreements to repurchase and a decrease in certificates of deposit. The growth in one-year assets was primarily due to an increase of $235 million in adjustable-rate mortgage-backed securities that mature or reprice within one year.

  The Bank is better protected against rising interest rates with a positive one-year GAP. However, the Bank remains subject to possible interest rate spread compression, which would adversely impact the Bank's net interest income, if interest rates rise primarily due to the lag in the repricing of the indices to which the Bank's adjustable-rate loans and mortgage-backed securities are tied, as well as the repricing frequencies and periodic interest rate caps on such adjustable-rate loans and mortgage-backed securities, and to an increase in the cost of the Bank's liabilities which are subject to monthly repricing. The amount of such interest rate spread compression would depend upon the frequency and severity of such interest rate fluctuations. Management has mitigated the effect of rising interest rates through the extension of certain liabilities which has resulted in a shift in the Bank's one-year GAP from a negative GAP of $1.0 billion at September 30, 1995 to a positive one-year GAP of $2.7 billion at December 31, 1996. The positive one-year GAP decreased by $327 million in the three months ended December 31, 1996 and could decrease in future periods due to, among other things, the use of short-term adjustable-rate borrowings to purchase long-term fixed-rate loans in the secondary market.

  The following tables present the Bank's self-serviced gross loan portfolio, the portfolio of loans that are serviced by other institutions ("LSBO") and the Bank's mortgage-backed securities portfolio (before adjustment for the unrealized loss on mortgage-backed securities available for sale) by note type and the distribution of adjustable-rate loans and mortgage-backed securities among the major underlying indices at the dates indicated (dollars in millions):

                                                    December 31, 1996
                                --------------------------------------------------------
                                                        Mortgage-
                                Self-serviced            backed                 Percent
                                    Loans      LSBO     Securities    Total     of Total
                                ------------- ------    ----------   -------    --------
Adjustable:
   6-month Treasury                 $  354    $   37       $  400    $   791          6%
   1-Year Treasury (1)               2,481     2,114        1,428      6,023         44
   11th District Cost of Funds       3,721        77          144      3,942         29
   Prime                               122         -           10        132          1
   Other                               146        10          135        291          2
                                    ------    ------       ------    -------        ---
                                     6,824     2,238        2,117     11,179         82
Fixed:
   Loans receivable                    940     1,369            -      2,309         17
   Mortgage-backed securities            -         -          194        194          1
                                       940     1,369          194      2,503         18
                                    ------    ------       ------    -------        ---
Total                               $7,764    $3,607       $2,311    $13,682        100%
                                    ======    ======       ======    =======        ===

                                                      June 30, 1996
                                --------------------------------------------------------
                                                        Mortgage-
                                Self-serviced            backed                 Percent
                                    Loans      LSBO     Securities    Total     of Total
                                ------------- ------    ----------   -------    --------
Adjustable:
   6-month Treasury                 $  384    $   44       $  433    $   861          7%
   1-Year Treasury (1)               2,445     1,905        1,241      5,591         42
   11th District Cost of Funds       3,855        81          154      4,090         31
   Prime                                63         -           12         75          1
   Other                               167        45          154        366          3
                                    ------    ------       ------    -------        ---
                                     6,914     2,075        1,994     10,983         84
Fixed:
   Loans receivable                    928     1,069            -      1,997         15
   Mortgage-backed securities            -         -          227        227          1
                                    ------    ------       ------    -------        ---
                                       928     1,069          227      2,224         16
                                    ------    ------       ------    -------        ---
Total                               $7,842    $3,144       $2,221    $13,207        100%
                                    ======    ======       ======    =======        ===

________________
(1) Includes loans with interest rates that are fixed for three to five years which then convert to adjustable rates for the remainder of the loan term.

                             RESULTS OF OPERATIONS

NET INTEREST INCOME

  Net interest income increased by $12.3 million and $23.7 million, to $93.2 million and $182.6 million, respectively, for the three and six months ended December 31, 1996, compared to the same periods last year, primarily because of an improvement in the yield-cost spread. The yield-cost spread increased by 40 basis points and 45 basis points, to 2.44% and 2.41%, respectively, in the three and six months ended December 31, 1996, compared to the same periods last year, primarily due to a decrease of 44 basis points and 47 basis points, to 4.95% and 4.97%, respectively, in the Bank's cost of funds. Additionally, the Bank experienced an increase of $23.9 million and $53.3 million, to $511.8 million and $532.0 million, respectively, in the amount by which average interest-earning assets exceeded average interest-bearing liabilities during the current three- and six-month periods.

  The decrease in the Bank's cost of funds during the three and six months ended December 31, 1996, compared to the same periods last year, was primarily due to a change in the mix of funding sources from higher-cost borrowings to lower-cost deposits. This was partially attributable to the reduction in the balance of securities sold under repurchase agreements using the proceeds from the Bank's sale of $1.7 billion of CMO investments. This resulted in deposits comprising 63.4% and 63.9% of total average interest-bearing liabilities during the current three- and six-month periods, respectively, versus 61.8% and 60.1% in the same periods last year. Other factors contributing to the decrease in the Bank's cost of funds were the replacement of maturing higher-cost FHLB borrowings with lower-cost FHLB borrowings, a change in the mix of deposits from higher-cost certificates of deposit to lower-cost daily access accounts, and a decline in the interest rate environment.

  The yields on loans and mortgage-backed securities decreased by 1 basis point, to 7.45% and 7.43%, respectively, in the three and six months ended December 31, 1996, compared to the same periods last year. The yield on loans decreased by 34 basis points and 37 basis points, to 7.60% and 7.58%, respectively, in the three and six months ended December 31, 1996, compared to the same periods last year primarily due to the decrease in the repricing of the Bank's adjustable-rate portfolio that was attributable to the lower interest rate environment and to an increase in adjustable-rate loans that was attributable principally to the purchase of $2.0 billion of adjustable-rate loans yielding 6.74% in the secondary market during the last nine months of fiscal 1996. During the first six months of fiscal 1997, the Bank purchased $372.6 million of fixed-rate loans yielding 8.50% and $627.4 million of adjustable-rate loans yielding 7.33% in the secondary market. Partially offsetting the above decrease in the yield on loans was an increase of 42 basis points and 39 basis points, to 6.73% and 6.66%, respectively, in the yield on mortgage-backed securities, which was primarily attributable to the sale of $1.7 billion of lower-yielding CMOs in the second and third quarters of fiscal 1996.

  The declining level of NPAs had a positive impact on net interest income as the Bank was able to reinvest the proceeds from liquidation of these assets into interest-earning assets. The average balance of NPAs in the three and six months ended December 31, 1996 was $239.9 million and $252.4 million, respectively. The average balance of NPAs in the three and six months ended December 31, 1995 was $295.8 million and $315.7 million, respectively. The impact of non-accrual assets on the yield on loans and mortgage-backed securities was a reduction in yield of 9 basis points in the three and six months ended December 31, 1996, respectively, versus a reduction of 12 basis points and 11 basis points in the three and six months ended December 31, 1995.

  The yield on the investment portfolio decreased by 41 basis points and 26 basis points, to 6.43% and 6.53%, respectively, in the three and six months ended December 31, 1996, compared to the same periods last year, primarily due to a decrease in short-term interest rates.

  The Bank has, in the past, entered into interest rate exchange agreements ("swaps") to reduce the effect of rising interest rates on short-term deposits and FHLB advances, and the effect thereof on interest expense. The Bank predominantly pays fixed interest rates and receives variable interest rates under its swap contracts. The impact of swaps for each of the three and six months ended December 31, 1996 was to increase the total cost of funds by 2 basis points. At December 31, 1996, the Bank had $200 million in notional principal amount of swaps maturing in April 1997, compared to the $220 million in notional principal amount of swaps outstanding at December 31, 1995.

  During fiscal 1996, the Federal Reserve Board lowered the federal funds rate by a total of 0.75%, to 5.25%. The impact of this reduction has been a decrease in the Bank's borrowing costs. Because adjustments to interest rates on adjustable-rate loans and mortgage-backed securities tend to follow changes in market rates, the impact of lower interest rates will be experienced in yields for these assets more slowly than in the cost of the Bank's short-term borrowings. If current interest rates remain stable, the Bank would not expect its interest rate spread to change significantly. However, future increases in short-term interest rates could result in interest rate spread compression. The amount of that compression would depend upon the timing and magnitude of such interest rate movements.

  The following rate/volume analysis depicts the increase (decrease) in net interest income attributable to interest rate fluctuations (change in rate multiplied by prior period average balance) and volume fluctuations (change in average balance multiplied by prior period rate) when compared to the same periods of the prior year (in thousands):

                                        Three months ended December 31,                 Six months ended December 31,
                                               1996 vs. 1995                                    1996 vs. 1995
                                               Changes Due To                                   Changes Due To
                                     --------------------------------------       -------------------------------------
                                      Volume          Rate           Total         Volume           Rate         Total
                                     --------      --------        --------       --------       --------      --------
Interest income:
  Loans receivable, net              $ 27,146      $ (8,688)       $ 18,458       $ 49,708       $(18,741)     $ 30,967
  Mortgage-backed
   securities, net                    (30,565)        4,005         (26,560)       (70,874)         7,943       (62,931)
                                     --------      --------        --------       --------       --------      --------
   Total loans and mortgage-
    backed securities                  (3,419)       (4,683)         (8,102)       (21,166)       (10,798)      (31,964)

  Federal funds sold and
   securities purchased under
   resale agreements                     (782)         (890)         (1,672)        (2,413)        (1,716)       (4,129)
  U.S. Government and other
   investment securities                1,326          (536)            790          1,683           (338)        1,345
                                     --------      --------        --------       --------       --------      --------
   Total investments                      544        (1,426)           (882)          (730)        (2,054)       (2,784)
                                     --------      --------        --------       --------       --------      --------
   Total interest income               (2,875)       (6,109)         (8,984)       (21,896)       (12,852)      (34,748)

Interest expense:
  Deposits - daily access               4,517          (555)          3,962          8,426         (1,237)        7,189
  Deposits - certificates              (9,036)       (5,561)        (14,597)       (17,242)       (11,425)      (28,667)
                                     --------      --------        --------       --------       --------      --------
      Total deposits                   (4,519)       (6,116)        (10,635)        (8,816)       (12,662)      (21,478)

  Securities sold under
   agreements to repurchase and
   other short-term borrowings        (25,641)       (1,559)        (27,200)       (53,160)        (5,120)      (58,280)
  Borrowings from the Federal Home     20,418        (3,839)         16,579         29,233         (7,540)       21,693
   Loan Bank
  Other borrowings                         58           (71)            (13)           (28)          (366)         (394)
                                     --------      --------        --------       --------       --------      --------
   Total borrowings                    (5,165)       (5,469)        (10,634)       (23,955)       (13,026)      (36,981)
                                     --------      --------        --------       --------       --------      --------
   Total interest expense              (9,684)      (11,585)        (21,269)       (32,771)       (25,688)      (58,459)
                                     --------      --------        --------       --------       --------      --------
  Net interest income                $  6,809      $  5,476        $ 12,285       $ 10,875       $ 12,836      $ 23,711
                                     ========      ========        ========       ========       ========      ========

Note: Non-accrual loans are included in the average balances for the periods;
      however, interest on such loans has been excluded from interest income for the periods. The change in interest not due solely to volume or rate has been allocated in proportion to the absolute dollar amounts of the change in each.

  The following table sets forth the Bank's average balances of and weighted average yields on interest-earning assets, the average balances of and weighted average interest rates paid on interest-bearing liabilities, the dollar difference between such average balances and the spread between the weighted average yields earned and rates paid for the three months ended December 31, 1996 and 1995 (dollars in millions):

                                                   Three months ended December 31
                                        -------------------------------------------------
                                                    1996                     1995
                                        ------------------------    ---------------------
                                                       Weighted                 Weighted
                                           Average      Average     Average      Average
                                           Balances   Yield/Cost    Balances   Yield/Cost
                                           --------   ----------    --------   ----------
Loans receivable, net                       $11,311         7.60%    $ 9,897         7.94%
Mortgage-backed securities, net               2,227         6.73       4,056         6.31
                                            -------                  -------
      Total loans and mortgage-backed
         securities                          13,538         7.45      13,953         7.46

Federal funds sold and securities
 purchased under resale agreements              680         5.52         734         6.02
U.S. Government and other investment
 securities                                     265         8.77         207         9.73
                                            -------                  -------
      Total investments                         945         6.43         941         6.84
                                            -------                  -------
      Total interest-earning assets          14,483         7.39      14,894         7.43
                                            -------                  -------

Deposits - daily access                       3,294         3.01       2,702         3.09
Deposits - certificates                       5,557         5.47       6,195         5.84
                                            -------                  -------
      Total deposits                          8,851         4.56       8,897         5.01

Securities sold under agreements to
   repurchase and other short-term
   borrowings                                   230         5.61       2,039         5.93
Borrowings from the Federal Home Loan
 Bank                                         4,842         5.66       3,428         6.08
Other borrowings                                 48         3.24          42         3.86
                                            -------                  -------
      Total borrowings                        5,120         5.63       5,509         6.00
                                            -------                  -------
      Total interest-bearing liabilities     13,971         4.95      14,406         5.39
                                            -------                  -------

Difference between average
   interest-earning assets
   and interest-bearing liabilities         $   512                  $   488
                                            =======                  =======

Yield-cost spread                                           2.44%                    2.04%

Effective net spread/1/                                     2.61%                    2.22%

_______________
/1/ Annualized net interest income divided by average interest-earning assets.

     The following table sets forth the Bank's average balances of and weighted average yields on interest-earning assets, the average balances of and weighted average interest rates paid on interest-bearing liabilities, the dollar difference between such average balances and the spread between the weighted average yields earned and rates paid for the six months ended December 31, 1996 and 1995 (dollars in millions):

                                                    Six months ended December 31
                                        -------------------------------------------------
                                                    1996                     1995
                                        ------------------------    ---------------------
                                                       Weighted                 Weighted
                                           Average      Average     Average      Average
                                           Balances   Yield/Cost    Balances   Yield/Cost
                                           --------   ----------    --------   ----------
Loans receivable, net                       $11,209         7.58%    $ 9,934         7.95%
Mortgage-backed securities, net               2,217         6.66       4,345         6.27
                                            -------                  -------
      Total loans and mortgage-backed
         securities                          13,426         7.43      14,279         7.44

Federal funds sold and securities
 purchased under resale agreements              648         5.53         732         6.02
U.S. Government and other investment
   securities                                   247         9.16         210         9.47
                                            -------                  -------
      Total investments                         895         6.53         942         6.79
                                            -------                  -------
      Total interest-earning assets          14,321         7.38      15,221         7.40
                                            -------                  -------

Deposits - daily access                       3,193         3.01       2,634         3.10
Deposits - certificates                       5,617         5.47       6,227         5.85
                                            -------                  -------
      Total deposits                          8,810         4.58       8,861         5.03

Securities sold under agreements to
   repurchase and other short-term
   borrowings                                   471         5.50       2,373         5.96
Borrowings from the Federal Home Loan
 Bank                                         4,463         5.71       3,462         6.12
Other borrowings                                 45         3.33          46         4.93
                                            -------                  -------
      Total borrowings                        4,979         5.67       5,881         6.05
                                            -------                  -------
      Total interest-bearing liabilities     13,789         4.97      14,742         5.44
                                            -------                  -------

Difference between average
   interest-earning assets
   and interest-bearing liabilities         $   532                  $   479
                                            =======                  =======

Yield-cost spread                                           2.41%                    1.96%

Effective net spread/1/                                     2.59%                    2.13%


_______________

/1/ Annualized net interest income divided by average interest-earning assets.

PROVISION FOR LOAN LOSSES

  Provisions for loan losses decreased by $2.6 million and $4.4 million, to $7.8 million and $15.2 million, respectively, in the three and six months ended December 31, 1996, compared to the same periods last year. The reduction in the provision was primarily due to declining NPAs and delinquent loans, lower net charge-offs and management's assessment that there is a decreased risk of loss inherent in the Bank's loan portfolios. NPAs at December 31, 1996 totaled $224.7 million, which represents a 22% decline from the $287.3 million of NPAs recorded at December 31, 1995. The allowance for loan losses is determined based on, among other things, the application to the loan portfolios of factors used in the Bank's allowance for loan loss evaluation process. The application of these factors is discussed in "Balance Sheet Analysis--Allowance for Loan Losses".

LOAN SERVICING INCOME, NET

  Loan servicing income, net, increased by $1.5 million and $7.8 million, to $8.8 million and $17.1 million, respectively, in the three and six months ended December 31, 1996, compared to the same periods last year. This increase was attributable to increased servicing fees earned resulting from recent purchases of mortgage servicing rights and to the effect of adjustments made in the September 1995 quarter to reduce the value of the Bank's servicing assets. In the September 1995 quarter, an adjustment totaling $3.7 million was made to reduce the carrying value of the Bank's purchased mortgage servicing rights due to an increase in prepayment expectations. In the same quarter, an adjustment of $2.2 million was made to reduce the carrying value of the Bank's capitalized servicing fees receivable due to changes in the underlying assumptions relating to that asset. If prepayment expectations increase from the levels as of December 31, 1996, further reductions to the value of the Bank's servicing assets may be necessary, depending upon the frequency and magnitude of such increases. During fiscal 1996, the Bank purchased servicing rights relating to $3.7 billion of loans for $50.8 million. During the six months ended December 31, 1996, the Bank purchased servicing rights relating to $5.8 billion of loans for $74.6 million.

  The Bank's portfolio of loans serviced for others totaled $19.1 billion and $11.6 billion at December 31, 1996 and 1995, respectively.

OTHER FEES AND SERVICE CHARGES

  Other fees and service charges increased by $2.7 million and $5.1 million, to $13.6 million and $26.4 million, respectively, in the three and six months ended December 31, 1996, compared to the same periods in fiscal 1996. This increase primarily reflects an increase in deposit fee income of $2.2 million and $4.0 million, respectively, related to growth in the number of transaction accounts and an increase in commissions and broker fees related to higher sales from the Bank's securities brokerage subsidiary.

LOSS ON SALE OF LOANS AND MORTGAGE-BACKED SECURITIES, NET

  Loss on sale of loans and mortgage-backed securities, net decreased by $34.6 million and $36.4 million, to $1.3 million and $1.6 million, respectively, in the three and six months ended December 31, 1996, compared to the same periods last year, primarily due to a pre-tax loss of $33.9 million recorded in the December 1995 quarter associated with the Bank's decision to sell $1.7 billion of fixed-rate CMO investments.

GENERAL AND ADMINISTRATIVE EXPENSES

  General and administrative expenses increased by $8.2 million and $19.5 million, to $68.4 million and $137.6 million, respectively, in the three and six months ended December 31, 1996, compared to the same periods last year. The increase primarily reflects costs associated with new business lines and increased legal expenses. Legal expenses increased by $4.8 million and $6.6 million, to $5.7 million and $8.0 million, respectively, in the current three- and six-month periods, compared to the same periods last year primarily due to expenses related to the Bank's goodwill litigation against the federal government. General and administrative expenses may increase in future periods as the Bank continues to expand its business lines and continues to maintain a higher level of marketing activity. Management intends the new business lines to result in additional fee income, higher yielding loans and lower costing deposits.

  Regulatory insurance totaled $5.0 million in the second quarter of fiscal 1997 after a refund of $1.1 million from the FDIC for a portion of the second quarter assessment. In the third quarter of fiscal 1997, regulatory assessments will total approximately $2.5 million as a result of the reduced assessment from the FDIC following the SAIF recapitalization. Based on deposits at December 31, 1996, the Bank expects to save, on a pre-tax basis, approximately $14.5 million annually in assessments due to the SAIF recapitalization.

OPERATIONS OF REO

  Operations of REO resulted in losses of $2.5 million and $3.8 million in the three and six months ended December 31, 1996 as compared to losses of $2.2 million and $3.1 million in last year's comparable periods. Losses in the current three- and six-month periods were primarily due to $2.6 million and $4.5 million, respectively, in provisions to adjust the REO portfolio to current fair value, and $2.0 million and $3.6 million, respectively, of operating expenses. These current period expenses were partially offset by gains realized on the sale of REO (after market valuation adjustments) of $2.1 million and $4.3 million, respectively.

  Losses in the prior year's comparable periods were primarily due to $2.1 million and $5.7 million, respectively, in provisions to adjust the REO portfolio to current fair value, and $1.9 million and $3.8 million, respectively, of operating expenses. These expenses were partially offset by gains realized on the sale of REO (after market valuation adjustments) of $1.8 million and $6.4 million, respectively, of which $2.1 million was recognized in the September 1995 quarter in connection with the August 1995 sale of underperforming loans and REO.

INCOME TAX PROVISION (BENEFIT)

  The Bank recorded income tax provisions of $10.9 million and $3.2 million in the three and six months ended December 31, 1996, respectively. The Bank recorded an income tax benefit of $2.0 million and an income tax provision of $4.3 million in the three and six months ended December 31, 1995, respectively.

  As of June 30, 1996, the Bank had recognized the benefit of all of its net operating loss carryforwards and nearly all of its alternative minimum tax credit carryforwards. Because of these credits, the loss for the three months ended September 30, 1996 produced a tax benefit at the federal alternative minimum tax rate plus state income tax effect. The loss also made alternative minimum tax credits available to reduce the effective federal income tax rate on earnings for the three months ended December 31, 1996. For the six months ended December 31, 1996, the effective tax rate is higher than the federal statutory rate due to state taxes and non-deductible goodwill amortization.

                          PART II - OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

GOODWILL LITIGATION AGAINST THE GOVERNMENT

  Following the adoption of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), the Bank sued the United States Government (the "Government") contending that FIRREA's treatment of supervisory goodwill constituted a breach by the Government of its 1981 contract with the Bank, under which the Bank merged with a Florida thrift and the Bank was permitted to include the goodwill resulting from the merger in the Bank's regulatory capital (Glendale Federal Bank, F.S.B. v. United States, No. 90-772C, in the United States Court of Federal Claims, filed August 15, 1990). In July 1992, the U.S. Court of Federal Claims (the "Claims Court") found in favor of the Bank's position, ruling that the Government breached its express contractual commitment to permit the Bank to include supervisory goodwill in its regulatory capital and that the Bank is entitled to seek financial compensation.

  On May 25, 1993, a three-judge panel of the U.S. Court of Appeals for the Federal Circuit (the "Federal Circuit") reversed the Claims Court's July 1992 judgment in favor of the Bank, ruling that the Government was not liable for breach of contract, and remanded the case for trial of the Bank's constitutional and other claims. On August 18, 1993, the Federal Circuit granted the Bank's request for rehearing en banc and vacated the panel decision reversing the Claims Court's July 1992 judgment. On August 30, 1995 the Federal Circuit, by a 9 to 2 decision, affirmed the judgment of the Claims Court in favor of the Bank.

  The Government subsequently appealed this decision to the United States Supreme Court and on July 1, 1996, the Supreme Court, by a vote of 7 to 2, ruled that the Government had breached its contract with the Bank and remanded the case to the Claims Court for determination of damages. The litigation is now in the damages phase. On December 18, 1996, the Claims Court granted permission for the Bank to present evidence on three alternative damages theories: (1) "Reliance Damages", pursuant to which the Bank expects to present evidence of damages in an amount in excess of $900 million; (2) "Expectation Damages", pursuant to which the Bank expects to present evidence of damages in the amount of approximately $1.5 billion; and (3) "Restitution", pursuant to which the Bank expects to present evidence of damages in excess of $1.9 billion. The case is presently scheduled for trial to determine damages on February 24, 1997.

SHAREHOLDER CLASS ACTION LITIGATION

  A wholly-owned subsidiary of the Bank, as the successor by merger to the Bank's former parent corporation, GLENFED, Inc., is a defendant in consolidated class actions pending in the United States District Court for the Central District of California (the "District Court"), entitled In Re GLENFED Inc. Securities Litigation, Civil No. 91-0818 WJR, originally filed on January 18, 1991. The original consolidated complaint was dismissed by the Court on July 15, 1991, with leave to amend, for failure to allege with specificity the securities law and common law fraud claims asserted in the complaint. The complaint alleged, among other things, that various misrepresentations were made concerning the financial condition and operations of GLENFED and the Bank prior to GLENFED's announcement of a $140 million loss on or about January 16, 1991.

  After dismissal of the complaint, the plaintiffs filed an amended complaint which was dismissed by the District Court, which then entered judgment in favor of GLENFED and the individual officer and director defendants. Plaintiffs appealed this dismissal and on September 15, 1993, the United States Court of Appeals for the Ninth Circuit (the "Appeals Court") affirmed the judgment dismissing the complaint. On December 9, 1994, the Appeals Court, sitting en banc, reversed the decision of the three-judge panel which had found in favor of GLENFED on only one of the alternative grounds on which the District Court had based its opinion. Since the three-judge panel had not ruled on all the grounds which formed the basis of the District Court's opinion, the en banc court remanded the case to the three-judge appellate panel for a ruling on the remaining grounds. On July 13, 1995, the three-judge panel of the Appeals Court entered an order affirming the dismissal by the District

Court of the outside directors and remanded the remainder of the case to the District Court for further proceedings.

  On November 12, 1996, the court heard GLENFED's and the remaining officers' and directors' motion for summary judgment and/or summary adjudication. On January 6, 1997, the court denied the motion for summary judgment but granted the motion for summary adjudication that: 1) the marketplace was informed of conditions in the real estate and savings and loan industries during the relevant time period; and 2) defendants monitored and disclosed the status of GLENFED's loan loss and non-performing assets and did not make false or misleading statements in regard to said reserves and assets. The issue remaining in the case is whether the defendants had a reasonable belief that certain subsidiaries could be sold without a loss. The case is scheduled for trial on this issue in March of 1997.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

  The Annual Meeting of Stockholders of Glendale Federal Bank was held on October 22, 1996. Two nominees for election as Directors, John F. Kooken and Gilbert R. Vasquez, were elected for three-year terms. The votes cast for John
F. Kooken were 43,731,606 shares "For" and 159,681 shares withheld. The votes cast for Gilbert R. Vasquez were 43,724,732 shares "For" and 166,555 shares withheld.

  The stockholders approved the amendments to Glendale Federal's Amended and Restated 1993 Stock Option and Long-Term Performance Incentive Plan with 27,219,814 votes cast for the proposal, 7,507,460 votes cast against the proposal, 202,694 shares abstaining and 8,961,319 broker non-votes.

  The stockholders ratified the appointment of KPMG Peat Marwick LLP as Glendale Federal's independent auditors for fiscal 1997 with 43,711,390 votes cast for the proposal, 100,114 votes cast against the proposal and 79,783 shares abstaining.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

(a)  Exhibits

     11.1  Statement Regarding Computation of Per Share Earnings (Loss)
     99A   Maturity and Rate Sensitivity Analysis
     99B   Interest Rate Margin
     99C   Loan Originations by Type
     99D   Analysis of Allowance for Loan Losses and Non-Performing Assets
     99E Gross Loans, Non-Performing Assets and Restructured Loans by Property Type
     99F   Non-Performing Assets and Restructured Loans
     99G   Non-Performing Assets Activity
     99H   Delinquent Loans by Property Type

(b)  Reports on Form 8-K

     None

                                  SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                    Glendale Federal Bank, Federal Savings Bank
                                    -------------------------------------------
                                                 (Registrant)



Date:    February 13, 1997          By: /s/John E. Haynes
      -----------------------           ---------------------------------------
                                        Executive Vice President and
                                        Chief Financial Officer
                                        (Principal Financial Officer)

                                                                    EXHIBIT 11.1

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES
         STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (LOSS)
                     (In thousands, except per share data)

                                                                        Three Months Ended            Six Months Ended
                                                                            December 31,                 December 31,
                                                                      ------------------------     ----------------------
PRIMARY EARNINGS (LOSS) PER SHARE                                       1996           1995          1996         1995
                                                                      --------       ---------     ---------   ----------
Computation for Statement of Operations
Net earnings (loss) per statement of operations used in
   primary earnings (loss) per share computation:
   Net earnings (loss)                                                $23,222        $(10,653)     $ 3,237      $ 3,158
   Dividends on Series E Preferred Stock                               (2,679)         (4,402)      (5,786)      (8,805)
   Premium on conversion of Series E Preferred Stock                   (3,429)              -       (3,932)           -
   Interest on borrowings, net of tax effect,
      on application of assumed proceeds from
      exercise of warrants and options in excess of
      20% limitation (a)                                                   39               -            -            -
                                                                      -------        --------      -------      -------
   Net earnings (loss), as adjusted                                   $17,153        $(15,055)     $(6,481)     $(5,647)
                                                                      =======        ========      =======      =======

Weighted average number of shares outstanding used in
   primary earnings (loss) per share computation:
   Weighted average number of shares                                   48,839          40,752       47,976       40,740
   Net shares issuable from assumed exercise of warrants
      and options, as determined by the application
      of the Modified Treasury Stock Method                             6,336               -            -            -
                                                                      -------        --------      -------      -------
                                                                       55,175          40,752       47,976       40,740
                                                                      =======        ========      =======      =======

Primary earnings (loss) per share (b)                                 $  0.31        $  (0.37)     $ (0.14)     $ (0.14)
                                                                      =======        ========      =======      =======

Additional Primary Earnings (Loss) Per Share Computation

   Net earnings (loss), as per primary computation above              $17,153        $(15,055)     $(6,481)     $(5,647)
   Interest on borrowings, net of tax effect,
      on application of assumed proceeds from
      exercise of warrants and options in excess of
      20% limitation (a)                                                    -             413          250          988
                                                                      -------        --------      -------      -------
   Net earnings (loss), as adjusted                                   $17,153        $(14,642)     $(6,231)     $(4,659)
                                                                      =======        ========      =======      =======
   Weighted average number of shares outstanding,
      as per primary computation above                                 55,175          40,752       47,976       40,740
   Net shares issuable from assumed exercise of warrants
      and options, as determined by the application
      of the Modified Treasury Stock Method                                 -           6,704        6,030        6,534
                                                                      -------        --------      -------      -------
   Weighted average number of shares outstanding,
    as adjusted                                                        55,175          47,456       54,006       47,274
                                                                      =======        ========      =======      =======

Primary earnings (loss) per share (b)                                 $  0.31        $  (0.31)(c)  $ (0.12)(c)  $ (0.10)(c)
                                                                      =======        ========      =======      =======

                                                                    EXHIBIT 11.1

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES
   STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (LOSS)  - Continued
                     (In thousands, except per share data)


                                                                          Three Months Ended         Six Months Ended
                                                                              December 31,              December 31,
                                                                       ----------------------      --------------------
FULLY DILUTED EARNINGS (LOSS) PER SHARE                                  1996          1995         1996         1995
                                                                       --------      --------      -------      -------
Computation for Statement of Operations
Net earnings (loss) per statement of operations used in
   fully diluted earnings (loss) per share computation:
   Net earnings (loss)                                                 $23,222       $(10,653)    $  3,237      $ 3,158
   Dividends on Series E Preferred Stock                                     -         (4,402)      (5,786)      (8,805)
   Premium on conversion of Series E Preferred Stock                    (3,429)             -       (3,932)           -
                                                                       -------       --------     --------      -------
   Net earnings (loss), as adjusted                                    $19,793       $(15,055)    $ (6,481)     $(5,647)
                                                                       =======       ========     ========      =======


Weighted average number of shares outstanding used in
   fully diluted earnings (loss) per share computation:
   Weighted average number of shares                                    48,839         40,752       47,976       40,740
   Shares issuable from assumed conversion of
    Series E Preferred Stock                                            12,211              -            -            -
   Net shares issuable from assumed exercise of warrants
      and options, as determined by the application
      of the Modified Treasury Stock Method                              7,609              -            -            -
                                                                       -------       --------     --------      -------
                                                                        68,659         40,752       47,976       40,740
                                                                       =======       ========     ========      =======

Fully diluted earnings (loss) per share (b)                            $  0.29       $  (0.37)    $  (0.14)     $ (0.14)
                                                                       =======       ========     ========      =======

Additional Fully Diluted Earnings (Loss) Per Share
  Computation (c)

   Net earnings (loss) as per fully diluted computation abov           $19,793       $(15,055)     $(6,481)     $(5,647)
   Dividends on Series E Preferred Stock                                     -          4,402        5,786        8,805
   Interest on borrowings, net of tax effect,
      on application of assumed proceeds from
      exercise of warrants and options in excess of
      20% limitation (a)                                                     -            320            -          650
   Interest on GLENFED Debentures, net of tax effect (a)                   118            144          236          292
                                                                       -------       --------     --------      -------
   Net earnings (loss), as adjusted                                    $19,911       $(10,189)    $   (459)     $ 4,100
                                                                       =======       ========     ========      =======

   Weighted average number of shares outstanding,
      as per fully diluted computation above                            68,659         40,752       47,976       40,740
   Shares issuable from assumed conversion of
      Series E Preferred Stock                                               -         19,351       13,042       19,351
   Net shares issuable from assumed exercise of warrants
      and options, as determined by the application
      of the Modified Treasury Stock Method                                  -          6,704        7,291        6,534
   Shares issuable from assumed exercise of GLENFED Debentures              15             15           15           15
                                                                       -------       --------     --------      -------
   Weighted average number of shares outstanding, as adjusted           68,674         66,822       68,324       66,640
                                                                       =======       ========     ========      =======

Fully diluted earnings (loss) per share, as adjusted                   $  0.29       $  (0.15)    $  (0.01)     $  0.06
                                                                       =======       ========     ========      =======

--------
(a) Adjustments to earnings (loss) have been shown net of tax effects which were calculated at the Bank's effective tax rates.
(b) These figures agree with the related amounts in the statement of operations.

(c) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive effect.

                                                                     EXHIBIT 99A

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES
                    MATURITY AND RATE SENSITIVITY ANALYSIS
                             (dollars in millions)
                                  (Unaudited)

                                                                                       Maturity/Rate Sensitivity
                                                                            -----------------------------------------------------

                                                 Total           % of        Within              1-5           6-10       Over 10
At December 31, 1996                            Balance          Total       1 Year             Years          Years       Years
--------------------                           ---------        -------     --------           -------        -------     -------
Interest-earning Assets (1):
  Loans receivable:
    Single-family 1-4 units (2)(3)              $ 8,097           55.5%      $ 5,666           $1,537          $511       $383
    Multi-family and non-residential (2)(3)       3,127           21.4%        2,894              114            64         55
    Consumer and commercial (3)                     139            1.0%          110               24             5          -
  Mortgage-backed securities (2)(3)               2,311           15.9%        1,984              264            48         15
  Investment securities (4)                         516            3.5%          516                -             -          -
  Other assets (5)                                  399            2.7%          252                -             -        147
                                                -------          ------      -------           ------          ----       ----
        Total interest-earning assets            14,589          100.0%       11,422            1,939           628        600
                                                                 ======      -------           ------          ----       ----
Non-interest-earning assets                         539
                                                -------
Total assets                                    $15,128
                                                =======

Interest-bearing Liabilities:
  Deposits:
    Checking/NOW accounts (6)                   $   920            6.6%          156              401           220        143
    Passbook accounts (6)                           451            3.2%            6              176           112        100
    Money market accounts (6)                     1,892           13.5%          606            1,011           235         40
    Certificate accounts (4)                      5,517           39.5%        4,141            1,375             -          -
  Borrowings:
    FHLB(4)                                       5,038           36.0%        3,638            1,400             -          -
    Other(4)                                        161            1.2%          150                1             -          -
                                                -------          ------      -------           ------          ----       ----
        Total interest-bearing liabilities       13,979          100.0%        8,754            4,374           568        283
                                                                =======      -------           ------          ----       ----
Non-interest-bearing liabilities                    186
                                                -------
Total liabilities                                14,165
Stockholders' equity                                963
                                                -------
Total liabilities and stockholders' equity      $15,128
                                                =======

Maturity GAP                                                                 $ 2,668           (2,435)         $ 60       $317
                                                                             =======           ======          ====       ====

Cumulative GAP                                                               $ 2,668              233          $293       $610
As % of total assets                                                            17.6%             1.5%          1.9%       4.0%

June 30, 1996 Cumulative GAP                                                 $ 3,048              194          $231       $646
As % of total assets                                                            21.1%             1.3%          1.6%       4.5%


---------------
  (1) Asset balances are net of loans in process.

  (2) ARM loans are predominantly included in the "within 1 year" category, as they are subject to an interest adjustment every month, six months, or twelve months, depending upon terms of the applicable note.

  (3) Maturity/rate sensitivity is based upon contractual maturity, projected repayments and prepayments of principal. The prepayment experience reflected herein is based on the Bank's historical experience. The actual maturity and rate sensitivity of these assets could vary substantially if future prepayments differ from the Bank's historical experience.

  (4) Based on the contractual maturity/repricing of the instrument.

  (5) Includes cash and demand deposits and FHLB stock, the latter earning a rate of return that varies quarterly.

  (6) In accordance with standard industry practice and the Bank's own historical experience, decay factors have been applied to these deposits.

                                                                     EXHIBIT 99B

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES
                             INTEREST RATE MARGIN
                                  (UNAUDITED)

                                                                                AS OF
                                                    ------------------------------------------------------------
                                                    Dec. 31,     Sept. 30,     June 30,    Mar. 31,     Dec. 31,
                                                      1996         1996          1996        1996         1995
                                                    --------     ---------     --------    --------     --------
Weighted average rate:
 Loans receivable, net                                7.68%        7.64%         7.74%       7.88%        7.99%
 Mortgage-backed securities, net                      6.77%        6.69%         6.26%       6.34%        6.35%
                                                      ----         ----          ----        ----         ----
    Total loans and MBS                               7.52%        7.49%         7.49%       7.61%        7.59%

 Federal funds sold and securities purchased
  under resale agreements                             6.67%        6.06%         5.69%       5.63%        6.04%
 U.S. Government and other investment securities      8.37%        8.95%         9.58%       8.98%        8.94%
                                                      ----         ----          ----        ----         ----
    Total investments                                 7.27%        6.82%         6.99%       6.78%        6.75%
                                                      ----         ----          ----        ----         ----
    Total loans, MBS and investments                  7.51%        7.45%         7.46%       7.58%        7.53%
                                                      ----         ----          ----        ----         ----

Weighted average rate:
 Deposits - daily access                              3.01%        3.01%         3.02%       2.97%        3.04%
 Deposits - certificates                              5.47%        5.44%         5.46%       5.59%        5.80%
                                                      ----         ----          ----        ----         ----
    Total deposits                                    4.56%        4.57%         4.62%       4.74%        4.96%

 Securities sold under agreements to repurchase
  and other short-term borrowings                     5.69%        5.46%         5.50%       5.42%        5.86%
 FHLB borrowings                                      5.72%        5.66%         5.94%       6.04%        5.83%
 Other borrowings                                     7.76%        7.63%         7.76%       7.99%        8.04%
                                                      ----         ----          ----        ----         ----
    Total borrowings                                  5.72%        5.64%         5.87%       5.87%        5.85%
                                                      ----         ----          ----        ----         ----
    Total deposits and borrowings                     4.99%        4.96%         5.05%       5.11%        5.26%
                                                      ----         ----          ----        ----         ----
 Interest rate spread                                 2.52%        2.49%         2.41%       2.47%        2.27%
                                                      ====         ====          ====        ====         ====
 Adjusted interest rate spread/1/                     2.67%        2.66%         2.59%       2.67%        2.44%
                                                      ====         ====          ====        ====         ====

                                                                            QUARTER ENDED
                                                    ------------------------------------------------------------
                                                    Dec. 31,     Sept. 30,     June 30,    Mar. 31,     Dec. 31,
                                                      1996         1996          1996        1996         1995
                                                    --------     ---------     --------    --------     --------
Weighted average yield:
 Loans receivable, net                                7.60%        7.57%         7.62%       7.83%        7.94%
 Mortgage-backed securities, net                      6.73%        6.59%         6.44%       6.44%        6.31%
                                                      ----         ----         -----        ----         ----
    Total loans and MBS                               7.45%        7.41%         7.41%       7.54%        7.46%

 Federal funds sold and securities purchased
  under resale agreements                             5.52%        5.54%         5.56%       5.60%        6.02%
 U.S. Government and other investment securities      8.77%        9.63%        10.91%       9.41%        9.73%
                                                      ----         ----         -----        ----         ----
    Total investments                                 6.43%        6.65%         7.11%       6.44%        6.84%
                                                      ----         ----         -----        ----         ----
    Total loans, MBS and investments                  7.39%        7.36%         7.40%       7.46%        7.43%
                                                      ----         ----         -----        ----         ----

Weighted average cost:
 Deposits - daily access                              3.01%        3.00%         3.04%       3.01%        3.09%
 Deposits - certificates                              5.47%        5.47%         5.52%       5.68%        5.84%
                                                      ----         ----         -----        ----         ----
    Total deposits                                    4.56%        4.60%         4.69%       4.84%        5.01%

 Securities sold under agreements to repurchase
  and other short-term borrowings                     5.61%        5.46%         5.47%       5.62%        5.93%
 FHLB borrowings                                      5.66%        5.77%         6.03%       5.94%        6.08%
 Other borrowings                                     3.24%        3.42%         4.79%       3.88%        3.86%
                                                      ----         ----         -----        ----         ----
    Total borrowings                                  5.63%        5.71%         5.86%       5.83%        6.00%
                                                      ----         ----         -----        ----         ----
    Total deposits and borrowings                     4.95%        4.99%         5.09%       5.18%        5.39%
                                                      ----         ----         -----        ----         ----
 Yield-cost spread                                    2.44%        2.37%         2.31%       2.28         2.04%
                                                      ====         ====         =====        ====         ====
 Effective net/1/                                     2.61%        2.56%         2.50%       2.47%        2.22%
                                                      ====         ====         =====        ====         ====

--------------------------------------

/1/ The effective net pread for a period is net interest income during the period divided by average interest-earning assets during the period. The adjusted interest rate spread as of a particular date is net interest income annualized at the rates in effect on such date divided by the balance of interest earning assets as of such date.

                                                                     EXHIBIT 99B

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES
                      INTEREST RATE MARGIN - (Continued)
                                  (unaudited)

                                                                         Year-to-date Ended
                                                         ------------------------------------------------------
                                                         Dec. 31,   Sept. 30,  June 30,   Mar. 31,    Dec. 31,
                                                           1996       1996       1996       1996        1995
                                                         --------   --------   --------   ---------   ---------
Weighted average yield:

    Loans receivable, net                                   7.58%      7.57%      7.82%       7.90%       7.95%
    Mortgage-backed securities, net                         6.66%      6.59%      6.33%       6.32%       6.27%
                                                            -----      -----      -----       -----       -----
        Total loans and MBS                                 7.43%      7.41%      7.45%       7.47%       7.44%

    Federal funds sold and securities purchased
       under resale agreements                              5.53%      5.54%      5.84%       5.88%       6.02%
    U.S. Government and other investment securities         9.16%      9.63%      9.83%       9.45%       9.47%
                                                            -----      -----      -----       -----       -----
        Total investments                                   6.53%      6.65%      6.78%       6.67%       6.79%
                                                            -----      -----      -----       -----       -----

        Total loans, MBS and investments                    7.38%      7.36%      7.41%       7.42%       7.40%
                                                            -----      -----      -----       -----       -----

Weighted average cost:

    Deposits - daily access                                 3.01%      3.00%      3.09%       3.08%       3.10%
    Deposits - certificates                                 5.47%      5.47%      5.73%       5.79%       5.85%
                                                            -----      -----      -----       -----       -----
        Total deposits                                      4.58%      4.60%      4.91%       4.97%       5.03%

    Securities sold under agreements to repurchase
       and other short-term borrowings                      5.50%      5.46%      5.82%       5.89%       5.96%
    FHLB borrowings                                         5.71%      5.77%      6.07%       6.07%       6.12%
    Other borrowings                                        3.33%      3.42%      4.66%       4.61%       4.93%
                                                            -----      -----      -----       -----       -----
        Total borrowings                                    5.67%      5.71%      5.97%       5.99%       6.05%
                                                            -----      -----      -----       -----       -----
        Total deposits and borrowings                       4.97%      4.99%      5.31%       5.36%       5.44%
                                                            -----      -----      -----       -----       -----
    Yield-cost spread                                       2.41%      2.37%      2.10%       2.06%       1.96%
                                                            =====      =====      =====       =====       =====
    Effective net spread /1/                                2.59%      2.56%      2.29%       2.24%       2.13%
                                                            =====      =====      =====       =====       =====

---------------------------
/1/ The effective net spread for a period is annualized net interest income during the period divided by average interest-earning assets during the period.

                                                                     EXHIBIT 99C

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                           LOAN ORIGINATIONS BY TYPE
                            (dollars in thousands)
                                  (unaudited)

                                            Real Estate
             ---------------------------------------------------------------------------
                    Convertible/                   Call                     Construction/
Quarter Ended         Fixed           ARM          Date           Fixed         Tract      Consumer     Commercial     Total (1) (2)
-------------       ------------      ---          ----           -----     ------------   -------      ----------     ------------
Dec. 31, 1996         $35,390       $ 61,404       $10,789       $ 71,224      $   600       $5,314       $1,347       $186,068
                           19%            33%            6%            38%           0%           3%           1%           100%

Sept. 30, 1996         $20,616      $104,616       $ 5,449       $ 51,109      $ 6,180       $4,255       $6,675       $198,900
                            10%           53%            3%            26%           3%           2%           3%           100%

June 30, 1996         $47,337        $71,785       $ 7,991       $ 73,749      $ 5,041       $4,349       $  533       $210,785
                           23%            34%            4%            35%           2%           2%           0%           100%

Mar. 31, 1996         $58,998        $22,595       $ 7,807       $109,034      $10,846       $3,296       $  294       $212,870
                           28%            11%            4%            51%           5%           1%           0%           100%

Dec. 31, 1995         $76,148        $29,628       $16,665       $ 96,042      $ 5,700       $5,686       $  318       $230,187
                           34%            13%            7%            42%           2%           2%           0%           100%

-----------

 (1) Includes refinanced portion of Bank's loans, which amounted to $22,075, $19,889, $36,174, $48,294 and $37,021 for the quarters ended December 31,
      1996, September 30, 1996, June 30, 1996, March 31, 1996 and December 31,
      1995, respectively.

 (2) Excludes correspondent lending purchases totaling $189, $12,570, $14,668 and $12,116 for the quarters ended September 30, 1996, June 30, 1996, March 31, 1996 and December 31, 1995, respectively.

                                                                     EXHIBIT 99D

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES
                  ANALYSIS OF ALLOWANCE FOR LOAN LOSSES AND
                         NON-PERFORMING ASSETS ("NPA")
                             At December 31, 1996
                            (dollars in thousands)
                                  (Unaudited)

                                               Allowance for
                                                Loan Losses               Allowance for                NPA
                        Gross       Allowance    As a % of                 Loan Losses               As a % of      Allowance for
                        Loan          for        Gross Loan      Non-        As a % of               Gross Loan      Loan Losses
                      Portfolio       Loan        Portfolio     Accrual     Non-Accrual               Portfolio        As a % of
Property Type          Balance       Losses        Balance       Loans         Loans        NPA        Balance            NPA
-------------         ---------     ---------   -------------   -------    ------------     ---      ----------      ------------
Single-family
  1-4 units           $8,096,614    $ 55,905         0.69%      $100,007       55.90%     $135,148       1.67%           41.37%
Multi-family:
  5-36 units           1,512,742      44,220         2.92%        27,838      158.85%       39,491       2.61%          111.97%
  37 or more units       376,854      20,994         5.57%        10,917      192.31%       14,751       3.91%          142.32%
Non-residential        1,244,837      43,547         3.50%        12,817      339.76%       34,772       2.79%          125.24%
Commercial                57,284       3,026         5.28%             9         N/A             9       0.02%             N/A
Consumer                  82,240       6,273         7.63%           512     1225.20%          563       0.68%         1114.21%
                     -----------    --------         -----      --------     --------     --------       -----         --------
                     $11,370,571    $173,965         1.53%      $152,100      114.38%     $224,734       1.98%           77.41%
                     ===========    ========         =====      ========     ========     ========       =====         ========

                                                                     EXHIBIT 99E

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES
                  GROSS LOANS, NON-PERFORMING ASSETS ("NPA")
                AND RESTRUCTURED LOANS ("TDR") BY PROPERTY TYPE
                             At December 31, 1996
                                (in thousands)
                                  (unaudited)

                                                      Non-
                                   Gross            Accrual         REO and         Total        Restructured
Property Type                      Loans             Loans       Other Assets        NPA             Loans
-------------                    ----------         --------     ------------      ---------     ------------
Single-family
  1-4 units                     $ 8,096,614         $100,007       $35,141          $135,148         $ 2,135
Multi-family:
  5-36 units                      1,512,742           27,838        11,653            39,491           3,158
  37 or more units                  376,854           10,917         3,834            14,751          18,446

Non-residential:
  Office buildings                  425,539            4,041         5,831             9,872           4,570
  Shopping centers                  368,995            6,550           728             7,278               -
  Warehouse/storage                  93,499                -             -                 -               -
  Hotels/motels                      41,996                -           102               102               -
  Industrial parks                   95,181              455             -               455           1,871
  Land                               13,656              268        13,982            14,250             532
  Mobile home parks                  34,497            1,503             -             1,503               -
  Commercial/
    industrial                      171,474                -         1,312             1,312               -
                                -----------         --------       -------          --------         -------
Total non-residential             1,244,837           12,817        21,955            34,772           6,973


Commercial                           57,284                9             -                 9               -
Consumer                             82,240              512            51               563               -
                                -----------         --------       -------          --------         -------
Total                           $11,370,571         $152,100       $72,634          $224,734         $30,712
                                ===========         ========       =======          ========         =======

                                                                     EXHIBIT 99F

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                 NON-PERFORMING ASSETS AND RESTRUCTURED LOANS
                            (dollars in thousands)
                                  (unaudited)


                                            Dec. 31       Sept. 30     June 30        Mar. 31        Dec. 31
                                              1996          1996         1996           1996           1995
                                           --------      --------      --------       --------       --------
Balances:
  Non-accrual loans                        $152,100      $171,465      $192,445       $207,328       $200,451
  Real estate owned and other assets         72,634        83,513        82,204         82,449         86,838
                                           --------      --------      --------       --------       --------
  Total non-performing assets              $224,734      $254,978      $274,649       $289,777       $287,289
                                           ========      ========      ========       ========       ========
  Restructured loans                       $ 30,712      $ 11,527      $  9,194       $  8,373       $  8,053
                                           ========      ========      ========       ========       ========

Percent of total assets:
  Non-accrual loans                            1.01%         1.14%         1.33%          1.44%          1.37%
  Real estate owned and other assets           0.48%         0.55%         0.57%          0.58%          0.59%
                                           --------      --------      --------       --------       --------
  Total non-performing assets                  1.49%         1.69%         1.90%          2.02%          1.96%
                                           ========      ========      ========       ========       ========
  Restructured loans                           0.20%         0.08%         0.06%          0.06%          0.06%
                                           ========      ========      ========       ========       ========

                                                                     EXHIBIT 99G
                    GLENDALE FEDERAL BANK AND SUBSIDIARIES
                        NON-PERFORMING ASSETS ACTIVITY
                            (dollars in thousands)
                                  (unaudited)

                                                            Quarter Ended
                                   ---------------------------------------------------------------
                                    Dec. 31,      Sept. 30,     June 30,     Mar. 31,    Dec. 31,
                                      1996          1996          1996         1996        1995
                                   --------       --------      --------     --------     --------
Beginning Balance                  $254,978       $274,649      $289,777     $287,289     $304,312

Additions:
  Single-family 1-4 units            48,951         48,065        60,385       82,203       59,799
  Multi-family:
    5 to 36 units                    18,622         12,517        25,131       18,130       17,684
    37 or more units                      -          3,912         1,920        8,374        9,000
  Non-residential                     3,600          2,863         8,016        6,500        9,513

  Commercial                              -             12             -            -            -
  Consumer                              142              -           328            5          437
                                   --------       --------      --------     --------     --------
                                     78,559         67,369        95,780      115,212       96,433
                                   --------       --------      --------     --------     --------
Deletions:
  Foreclosures:
  Single-family 1-4 units                 -         (7,582)      (10,503)      (7,982)     (11,700)
  Multi-family:
    5 to 36 units                      (512)          (796)       (2,299)      (2,877)       1,196
    37 or more units                     (5)           468          (662)        (249)        (827)
  Non-residential                       466         (1,378)         (992)        (128)         428
                                   --------       --------      --------     --------     --------
                                        (51)        (9,288)      (14,456)     (11,236)     (10,903)
                                   --------       --------      --------     --------     --------
Write-downs:
  Single-family 1-4 units              (734)          (571)         (216)      (1,973)      (2,505)
  Multi-family:
    5 to 36 units                      (606)        (1,548)       (1,197)      (1,292)        (631)
    37 or more units                   (754)        (2,369)            -         (697)        (906)
  Non-residential                      (877)          (263)       (2,857)      (1,022)      (3,516)
  Commercial                              -            (28)            -            -            -
                                   --------       --------      --------     --------     --------
                                     (2,971)        (4,779)       (4,270)      (4,984)      (7,558)
                                   --------       --------      --------     --------     --------
Payoffs/Sales/Other:
  Single-family 1-4 units           (58,795)       (53,857)      (55,872)     (64,789)     (47,869)
  Multi-family:
    5 to 36 units                   (23,127)        (9,850)      (21,316)     (16,858)     (22,610)
    37 or more units                 (4,877)          (912)       (5,989)      (3,973)      (3,611)
  Non-residential                   (11,434)        (7,958)       (8,890)     (10,452)     (20,743)
  Commercial                             (3)             6           (95)         (17)          (6)
  Consumer                             (301)          (402)          (20)        (415)        (156)
                                   --------       --------      --------     --------     --------
                                    (98,537)       (72,973)      (92,182)     (96,504)     (94,995)
                                   --------       --------      --------     --------     --------

Ending Balance                     $224,734       $254,978      $274,649     $289,777     $287,289
                                   ========       ========      ========     ========     ========
Net (Increase) Decrease            $ 30,244       $ 19,671      $ 15,128     $ (2,488)    $ 17,023
                                   ========       ========      ========     ========     ========

                                                                     EXHIBIT 99H



                                             % of Type of               % of Type of
                                                Gross                      Gross
                                Dec. 31,        Loans       Sept. 30,      Loans      June 30,
                                  1996        Receivable      1996       Receivable     1996
                                --------     ------------   ---------   ------------  --------
Single-family  1-4 units:
   31 - 60 Days                  $ 52,280        0.65%      $ 51,442        0.63%    $ 57,047
   61 - 90 Days                    22,787        0.28%        28,023        0.35%      18,416
   Over 90 Days                   100,006        1.23%       107,263        1.32%     119,978
                                 --------        -----      --------        -----    --------
                                  175,073        2.16%       186,728        2.30%     195,441
                                 --------        -----      --------        -----    --------
Multi-family  5-36 units:
   31 - 60 Days                    10,507        0.69%        13,629        0.88%       9,528
   61 - 90 Days                     4,932        0.33%         5,619        0.36%       7,601
   Over 90 Days                    21,009        1.39%        27,391        1.78%      25,595
                                 --------        -----      --------        -----    --------
                                   36,448        2.41%        46,639        3.02%      42,724
                                 --------        -----      --------        -----    --------
Multi-family  37 or more units:
   31 - 60 Days                     1,887        0.50%            --           --       2,126
   61 - 90 Days                       988        0.26%            --           --          --
   Over 90 Days                    10,917        2.90%        12,755        3.30%      14,461
                                 --------        -----      --------        -----    --------
                                   13,792        3.66%        12,755        3.30%      16,587
                                 --------        -----      --------        -----    --------
Non-residential:
   31 - 60 Days                     8,827        0.71%        12,579        0.97%       3,169
   61 - 90 Days                        18           --           607        0.05%       2,762
   Over 90 Days                    12,262        0.99%        14,840        1.14%      17,907
                                 --------        -----      --------        -----    --------
                                   21,107        1.70%        28,026        2.16%      23,838
                                 --------        -----      --------        -----    --------
Commercial:
   31 - 60 Days                         2           --            16        0.09%          38
   61 - 90 Days                        --           --            --           --          --
   Over 90 Days                        --           --            12        0.06%          --
                                 --------        -----      --------        -----    --------
                                        2           --            28        0.15%          38
                                 --------        -----      --------        -----    --------
Consumer:
   31 - 60 Days                     1,517        1.85%         1,480        2.00%       1,081
   61 - 90 Days                       521        0.63%           448        0.60%         612
   Over 90 Days                       512        0.62%           657        0.89%       1,001
                                 --------        -----      --------        -----    --------
                                    2,550        3.10%         2,585        3.49%       2,694
                                 --------        -----      --------        -----    --------
Total:
   31 - 60 Days                    75,020        0.66%        79,146        0.69%      72,989
   61 - 90 Days                    29,246        0.26%        34,697        0.30%      29,391
   Over 90 Days                   144,706        1.27%       162,918        1.43%     178,942
                                 --------        -----      --------        -----    --------
                                 $248,972        2.19%      $276,761        2.42%    $281,322
                                 ========        =====      ========        =====    ========

                                % of Type of               % of Type of              % of Type of
                                   Gross                      Gross                     Gross
                                   Loans       Mar. 31,       Loans      Dec. 31,       Loans
                                 Receivable      1996       Receivable     1995       Receivable
                                ------------   --------    ------------  ---------   ------------
Single-family  1-4 units:
   31 - 60 Days                     0.75%     $ 82,640         1.10%     $ 66,968       1.04%
   61 - 90 Days                     0.24%       36,930         0.49%       25,227       0.39%
   Over 90 Days                     1.59%      127,409         1.71%      119,762       1.85%
                                    -----     --------         -----     --------       -----
                                    2.58%      246,979         3.30%      211,957       3.28%
                                    -----     --------         -----     --------       -----
Multi-family  5-36 units:
   31 - 60 Days                     0.61%       21,419         1.36%       16,876       1.06%
   61 - 90 Days                     0.49%        7,046         0.45%       12,833       0.81%
   Over 90 Days                     1.63%       26,458         1.68%       21,040       1.33%
                                    -----     --------         -----     --------       -----
                                    2.73%       54,923         3.49%       50,749       3.20%
                                    -----     --------         -----     --------       -----
Multi-family  37 or more units:
   31 - 60 Days                     0.53%        4,190         0.97%        5,198       1.17%
   61 - 90 Days                       --         1,669         0.38%        6,036       1.35%
   Over 90 Days                     3.61%       12,299         2.83%        5,877       1.32%
                                    -----     --------         -----     --------       -----
                                    4.14%       18,158         4.18%       17,111       3.84%
                                    -----     --------         -----     --------       -----
Non-residential:
   31 - 60 Days                     0.23%       15,616         1.11%        2,548       0.17%
   61 - 90 Days                     0.20%        4,512         0.32%        1,568       0.11%
   Over 90 Days                     1.33%       13,084         0.93%       21,496       1.47%
                                    -----     --------         -----     --------       -----
                                    1.76%       33,212         2.36%       25,612       1.75%
                                    -----     --------         -----     --------       -----

Commercial:
   31 - 60 Days                     0.37%           94         1.00%           --          --
   61 - 90 Days                        --           --            --           --          --
   Over 90 Days                        --           --            --           --          --
                                    -----     --------         -----     --------       -----
                                     0.37%          94         1.00%           --          --
                                    -----     --------         -----     --------       -----
Consumer:
   31 - 60 Days                     1.48%        2,415         3.27%        1,898       2.49%
   61 - 90 Days                     0.84%          465         0.63%          901       1.18%
   Over 90 Days                     1.36%          708         0.96%        1,168       1.53%
                                    -----     --------         -----     --------       -----
                                    3.68%        3,588         4.86%        3,967       5.20%
                                    -----     --------         -----     --------       -----
Total:
   31 - 60 Days                     0.66%      126,374         1.15%       93,488       0.93%
   61 - 90 Days                     0.27%       50,622         0.46%       46,565       0.46%
   Over 90 Days                     1.63%      179,958         1.64%      169,343       1.69%
                                    -----     --------         -----     --------       -----
                                    2.56%     $356,954         3.25%     $309,396       3.08%
                                    =====     ========         =====     ========       =====